Selected Financial Data
Five-Year Financial Highlights

	For the years ended December 31,
(in millions, except per share data)	2019 (1)	2018 (1)	2017 (1)	2016 (1)	2015 (1)

Summary of Operations (2)
Total operating revenues (3)	$1,351	$1,157	$846	$854	$650
Income (loss) from continuing operations before income taxes	1	93	(29)	97	(111)
Income (loss) from continuing operations, net of tax	(2)	70	(10)	62	(74)
Depreciation and amortization of intangible assets	(84)	(61)	(53)	(52)	(49)

Per Share Data
Income (loss) from continuing operations — diluted	$(0.02)	$0.85	$(0.11)	$0.73	$(0.95)
Cash dividends	0.20	0.20	—	—	1.03

Market Value of Common Shares at December 31
Per share	$15.71	$15.73	$15.63	$19.33	$19.00
Total	1,272	1,269	1,276	1,585	1,591

Balance Sheet Data
Total assets	$3,562	$2,130	$2,130	$1,736	$1,706
Long-term debt (including current portion)	1,953	696	702	396	399
Equity	898	926	937	946	901
Notes to Selected Financial Data
As used herein and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms “Scripps,” “Company,” “we,” “our,” or “us” may, depending on the context, refer to The E. W. Scripps Company, to one or more of its consolidated subsidiary companies, or to all of them taken as a whole.
The statement of operations and cash flow data for the five years ended December 31, 2019, and the balance sheet data as of the same dates have been derived from our audited consolidated financial statements. All per-share amounts are presented on a diluted basis.

(1)	We have completed the following acquisitions over the last five years. Operating results for the acquired entities are included for periods after the respective acquisition dates.

2019 — On January 1, 2019, we acquired three television stations owned by Raycom Media. On May 1, 2019, we acquired 15 television stations from Cordillera Communications, LLC. On June 10, 2019, we acquired Omny Studio. On September 19, 2019, we acquired eight television stations from the Nexstar Media Group, Inc. transaction with Tribune Media Company.

2018 — On November 30, 2018, we acquired Triton Digital Canada, Inc.

2017 — On October 2, 2017, we acquired the Katz networks.

2016 — On April 12, 2016, we acquired Cracked.

2015 — On April 1, 2015, we acquired the broadcast group owned by Journal Communications, Inc.
(2)	The five-year summary of operations excludes the operating results of the following entities and the gains (losses) on their divestiture as they are accounted for as discontinued operations:

–On July 10, 2020, we signed a definitive agreement to sell our Stitcher podcasting business.

–During the fourth quarter of 2018, we completed the sale of our radio station group.

–On April 1, 2015, we completed the spin-off of our newspaper business.

(3)	The year ended December 31, 2015 has not been retroactively-adjusted to reflect the adoption of the new revenue standard.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
The consolidated financial statements and notes to consolidated financial statements are the basis for our discussion and analysis of financial condition and results of operations. You should read this discussion in conjunction with those financial statements.
This section of the Form 10-K omits discussion of year-to-year comparisons between 2018 and 2017, which may be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our 2018 Form 10-K.

Forward-Looking Statements
Our Annual Report on Form 10-K contains certain forward-looking statements related to the Company's businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors.” The Company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

Executive Overview
The E.W. Scripps Company (“Scripps”) is a diverse media enterprise, serving audiences and businesses through a portfolio of local and national media brands. We are the fourth-largest independent owner of local television stations, with 60 stations in 42 markets that reach about 31% of U.S. television households. We have affiliations with all of the “Big Four” television networks as well as the CW and MyNetworkTV networks. In our National Media division, we operate national brands including next-generation national news network Newsy; five national multicast networks - Bounce, Grit, Laff, Court TV and Court TV Mystery - that make up the Katz Networks; and Triton, a global leader in digital audio technology and measurement services. We also operate an award-winning investigative reporting newsroom in Washington, D.C., and serve as the longtime steward of one of the nation's largest, most successful and longest-running educational programs, the Scripps National Spelling Bee.
In our Local Media division, recent acquisitions have strengthened our economic durability, quadrupled the number of No.1 and No.2-ranked stations we operate and more than doubled the number of markets where we operate two stations. We have further expanded our attractive political advertising footprint and added new large markets. We now own 26 stations in the top 50 Nielsen Designated Market Areas. Effective January 1, 2019, we acquired ABC-affiliated stations in Waco, Texas and Tallahassee, Florida. On May 1, 2019, we acquired from Cordillera Communications, Inc. 15 television stations serving 10 markets. On September 19, 2019, we acquired eight television stations in seven markets from the Nexstar Media Group, Inc. transaction with Tribune Media Company. In order to fund these acquisitions, we issued a $765 million term loan B in May 2019 and $500 million of senior unsecured notes in July 2019. As a result, our focus is now on integrating the stations we acquired.
We are committed to the continued investment in our national media businesses for long-term growth. We continue to increase our Newsy audience and Katz U.S. household reach through our investment in and creation of quality content. On May 8, 2019, Court TV launched as a fifth over-the-air network operated by Katz, available for cable, satellite and over-the-air and over-the-top carriage. This network is devoted to live, gavel-to-gavel coverage, in-depth legal reporting and expert analysis of the nation's most important and compelling trials. On June 10, 2019, we completed the acquisition of Omny Studio, which is a Melbourne, Australia-based podcasting software-as-a-service company now operating as part of Triton. On September 30, 2019, Katz rebranded its popular and widely available network, Escape, as Court TV Mystery, which targets women 25-54 with programming anchored in true-crime. These rapidly growing national media brands are attracting large audiences and new advertisers.

Additionally, we deliver value to shareholders through our quarterly 5 cents per share dividend. Dividends paid totaled $16.4 million during 2019. We intend to pay regular quarterly cash dividends for the foreseeable future. All subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion. The declaration and payment of future dividends will be dependent upon, among other things, the Company's financial position, results of operations, cash flow and other factors.

Results of Operations
The trends and underlying economic conditions affecting operating performance and future prospects differ for each of our business segments. Accordingly, you should read the following discussion of our consolidated results of operations in conjunction with the discussion of the operating performance of our individual business segments that follows.
Consolidated Results of Operations
Consolidated results of operations were as follows:

	For the years ended December 31,
(in thousands)	2019	Change	2018	Change	2017

Operating revenues	$1,351,399	16.8%	$1,157,362	36.8%	$845,773
Employee compensation and benefits	(476,968)	26.7%	(376,436)	5.4%	(357,022)
Programming	(398,314)	26.6%	(314,586)	48.7%	(211,612)
Impairment of programming assets	—		(8,920)		—
Other expenses	(276,432)	18.2%	(233,936)	30.1%	(179,772)
Acquisition and related integration costs	(26,304)		(4,124)		—
Restructuring costs	(3,370)		(8,911)		(4,422)
Depreciation and amortization of intangible assets	(84,344)		(60,711)		(52,906)
Impairment of goodwill and intangible assets	—		—		(35,732)
Gains (losses), net on disposal of property and equipment	1,692		(1,255)		(169)
Operating income	87,359		148,483		4,138
Interest expense	(80,596)		(36,184)		(26,552)
Defined benefit pension plan expense	(6,953)		(19,752)		(14,112)
Miscellaneous, net	1,194		123		7,436
Income (loss) from continuing operations before income taxes	1,004		92,670		(29,090)
(Provision) benefit for income taxes	(2,917)		(22,781)		18,912
Income (loss) from continuing operations, net of tax	(1,913)		69,889		(10,178)
Loss from discontinued operations, net of tax	(16,465)		(50,140)		(4,439)
Net income (loss)	(18,378)		19,749		(14,617)
Loss attributable to noncontrolling interest	—		(632)		(1,511)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(18,378)		$20,381		$(13,106)

On September 19, 2019, we acquired eight television stations from the Nexstar-Tribune transaction; on May 1, 2019, we acquired 15 television stations from Cordillera; effective January 1, 2019, we acquired ABC-affiliated stations in Waco, Texas and Tallahassee, Florida; and on November 30, 2018, we acquired Triton. These are referred to as the "acquired operations" in the discussion that follows. Katz was acquired on October 2, 2017. The inclusion of operating results from these businesses for the periods subsequent to their acquisition impacts the comparability of our consolidated and segment operating results.
2019 compared with 2018

Operating revenues increased 17% in 2019. Excluding the acquired operations, operating revenues decreased 4.5% year-over-year. The decrease was due to lower political revenues in a non-election year, partially offset by higher retransmission revenues in our Local Media group and overall growth within our National Media businesses.

Employee compensation and benefits increased 27% in 2019. Excluding the acquired operations, employee compensation and benefits increased 5.6% year-over-year, primarily driven by the expansion of our National Media group.

Programming expense increased 27% in 2019. Excluding the acquired operations, programming expense increased 11% year-over-year due to higher network affiliation fees at our stations, reflecting contractual rate increases, as well as an increase in programming costs associated with our national media brand, Katz.

Other expenses increased 18% in 2019 compared to the prior year. Excluding the acquired operations, other expenses increased 1.2% year-over-year, primarily driven by increases in marketing and promotion costs for our national brands, mainly Katz and Newsy.

Acquisition and related integration costs of $26.3 million in 2019 reflect investment banking and legal fees incurred to complete the current year acquisitions, as well as professional service costs incurred to integrate Triton and the Raycom, Cordillera and Nexstar-Tribune television stations.

Restructuring costs of $3.4 million in 2019 and $8.9 million in 2018 reflect severance, outside consulting fees and other costs associated with our previously announced changes in management and operating structure.

Depreciation and amortization expense increased from $61 million in 2018 to $84 million in 2019 due to the acquired operations.

Interest expense increased in 2019 due to the issuance of a $765 million term loan in May 2019 and issuance of $500 million of senior unsecured notes in July 2019 in order to fund the Cordillera and Nexstar-Tribune acquisitions.

Defined benefit pension plan expense in 2018 included a $1.8 million non-cash settlement charge related to lump-sum distributions from our Supplemental Executive Retirement Plans and an $11.7 million non-cash settlement charge in connection with the merger of our Scripps Pension Plan into the Journal Communications, Inc. Plan and related transactions.

The effective income tax rate was 290.5% and 24.6% for 2019 and 2018, respectively. State taxes, non-deductible expenses, excess tax benefits or expense on share-based compensation, tax settlements and changes in our reserves for uncertain tax positions impacted our effective rate. Both our 2019 and 2018 tax provisions included $0.6 million of excess tax benefits from the exercise and vesting of share-based compensation awards.

Discontinued Operations

Discontinued operations reflect the historical results of our currently held for sale Stitcher business as well as our radio operations that were sold in 2018. During the second quarter of 2020, our Board of Directors approved the sale of our Stitcher podcasting business and we signed a definitive agreement for its sale on July, 10 2020. The transaction is expected to close in the fourth quarter of 2020 upon satisfaction of normal and customary closing conditions and regulatory approval. Stitcher was previously included in our National Media segment results.

We closed on the sale of our Tulsa radio stations on October 1, 2018, closed on the sales of our Milwaukee, Knoxville, Omaha, Springfield and Wichita radio stations on November 1, 2018 and closed on the sales of our Boise and Tucson radio stations on December 12, 2018.

In 2018 and 2017, results of discontinued operations included $25.9 million and $8 million, respectively, of non-cash impairment charges to write-down the goodwill of our radio business to fair value.

Business Segment Results — As discussed in the Notes to Consolidated Financial Statements, our chief operating decision maker evaluates the operating performance of our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.
Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Generally, our corporate executives make financing, tax structure and divestiture decisions. Excluding these items from measurement of our business segment performance enables us to evaluate business segment operating performance based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
Information regarding the operating performance of our business segments and a reconciliation of such information to the consolidated financial statements is as follows:

	For the years ended December 31,
(in thousands)	2019	Change	2018	Change	2017

Segment operating revenues:
Local Media	$1,022,805	11.5%	$917,480	17.9%	$778,376
National Media	323,674	37.7%	235,107		61,942
Other	4,920	3.0%	4,775	(12.5)%	5,455
Total operating revenues	$1,351,399	16.8%	$1,157,362	36.8%	$845,773
Segment profit (loss):
Local Media	$217,885	(13.2)%	$251,119	60.1%	$156,890
National Media	43,166	48.0%	29,168		(6,656)
Other	(3,957)	7.5%	(3,680)	55.9%	(2,361)
Shared services and corporate	(57,409)	8.1%	(53,123)	5.2%	(50,506)
Acquisition and related integration costs	(26,304)		(4,124)		—
Restructuring costs	(3,370)		(8,911)		(4,422)
Depreciation and amortization of intangible assets	(84,344)		(60,711)		(52,906)
Impairment of goodwill and intangible assets	—		—		(35,732)
Gains (losses), net on disposal of property and equipment	1,692		(1,255)		(169)
Interest expense	(80,596)		(36,184)		(26,552)
Defined benefit pension plan expense	(6,953)		(19,752)		(14,112)
Miscellaneous, net	1,194		123		7,436
Income (loss) from continuing operations before income taxes	$1,004		$92,670		$(29,090)

Local Media — Our Local Media segment includes our 60 local broadcast stations and their related digital properties. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 13 CW affiliates - five on full power stations and eight on multicast; two MyNetwork TV affiliates; two independent stations and nine additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.
National television networks offer affiliates a variety of programs and sell the majority of advertising within those programs. In addition to network programs, we broadcast local and national internally produced programs, syndicated programs, sporting events and other programs of interest in each station's market. News is the primary focus of our locally-produced programming.
The operating performance of our Local Media group is most affected by local and national economic conditions, particularly conditions within the automotive and services categories, and by the volume of advertising purchased by campaigns for elective office and political issues. The demand for political advertising is significantly higher in the third and fourth quarters of even-numbered years.
Operating results for our Local Media segment were as follows:

	For the years ended December 31,
(in thousands)	2019	Change	2018	Change	2017

Segment operating revenues:
Core advertising	$599,870	28.9%	$465,275	(5.6)%	$492,633
Political	23,263		139,600		8,651
Retransmission	382,710	27.0%	301,411	16.2%	259,499
Other	16,962	51.5%	11,194	(36.4)%	17,593
Total operating revenues	1,022,805	11.5%	917,480	17.9%	778,376
Segment costs and expenses:
Employee compensation and benefits	363,801	24.6%	292,079	1.5%	287,758
Programming	276,784	26.0%	219,690	18.0%	186,116
Impairment of programming assets	—		8,920		—
Other expenses	164,335	12.8%	145,672	(1.3)%	147,612
Total costs and expenses	804,920	20.8%	666,361	7.2%	621,486
Segment profit	$217,885	(13.2)%	$251,119	60.1%	$156,890

On September 19, 2019, we acquired eight television stations from the Nexstar-Tribune transaction; on May 1, 2019, we acquired 15 television stations from Cordillera; and effective January 1, 2019, we acquired ABC-affiliated stations in Waco, Texas and Tallahassee, Florida. These stations are referred to as the "acquired stations" in the discussion that follows. The inclusion of operating results from these stations for the periods subsequent to their acquisition impacts the comparability of our Local Media segment operating results.
2019 compared with 2018
Revenues

Total Local Media revenues increased 11% in 2019. Excluding the acquired stations, Local Media revenues decreased 11% year-over-year, driven by lower political revenues in a non-election year. The decrease in political revenues was partially offset by increases in core, retransmission and other revenues. Core advertising increased 1.4% in 2019 due to the political displacement in the prior year. Retransmission revenue increased 5.4% year-over-year as a result of contractual rate increases, which were partially offset by declining subscriber counts for our traditional MVPDs. These declines were in-line with industry trends and were partially offset by the growth of our virtual MVPD subscribers.

Costs and expenses

Employee compensation and benefits increased 25% in 2019 compared to 2018, mainly due to the acquired stations.

Programming expense increased 26% in 2019. Excluding the acquired stations, programming expense increased 4.2% year-over-year, primarily due to higher network affiliation fees. Network affiliation fees have been increasing industry-wide due to higher rates on renewals, as well as contractual rate increases during the terms of the affiliation agreements, and we expect that they may continue to increase over the next several years.

In the fourth quarter of 2018, we incurred a non-cash impairment charge of $8.9 million related to our original programming show, Pickler & Ben, which was not renewed for a third season.

Other expenses increased 13% in 2019. Excluding the acquired stations, other expenses decreased 8.3% year-over-year, driven by lower costs in advertising and promotion, supplies and rental as well as professional services.
National Media — Our National Media segment is comprised of the operations of our national media businesses including five national broadcast networks, the Katz networks; next-generation national news network, Newsy; a global leader in digital audio technology and measurement services, Triton; and other national brands. Our National Media group earns revenue primarily through the sale of advertising.

Operating results for our National Media segment were as follows:

	For the years ended December 31,
(in thousands)	2019	Change	2018	Change	2017

Segment operating revenues:
Katz	$227,035	22.2%	$185,852		$40,975
Newsy	43,025	75.0%	24,588		10,089
Triton	41,065		3,292		—
Other	12,549	(41.3)%	21,375	96.5%	10,878
Total operating revenues	323,674	37.7%	235,107		61,942
Segment costs and expenses:
Employee compensation and benefits	64,261	58.9%	40,440	98.2%	20,408
Programming	121,669	28.2%	94,896		25,496
Other expenses	94,578	34.0%	70,603		22,694
Total costs and expenses	280,508	36.2%	205,939		68,598
Segment profit (loss)	$43,166	48.0%	$29,168		$(6,656)

Our National Media businesses Triton and Katz were acquired on November 30, 2018 and October 2, 2017, respectively. The inclusion of operating results from these businesses for the periods subsequent to the acquisitions impacts the comparability of our National Media segment operating results.
2019 compared with 2018

Revenues

National Media revenues increased $89 million or 38% in 2019. Triton accounted for $37.8 million of the year-over-year increase. The remainder of the increase came from growth in our other national brands. Katz's revenues increased $41.2 million or 22% as a result of growth on all of its networks, as well as the launch of the new network, Court TV, in May 2019. Newsy's revenues increased $18.4 million or 75% primarily from the growth of advertising on over-the-top platforms.
Cost and Expenses

Employee compensation and benefits increased 59% or $23.8 million in 2019. Excluding the impact of Triton, employee compensation and benefits increased 26% year-over-year, mainly attributable to the hiring of personnel to support the growth of Katz and Newsy.

Programming expense increased $26.8 million or 28% in 2019. Programming expense includes the amortization of programming for Katz and other programming costs. The overall increase is attributable to the continual investment in Katz programming and higher affiliate fees related to the increased distribution of all of the Katz networks.

Other expenses increased $24.0 million or 34% in 2019. Excluding the impact of Triton, other expenses increased 21% year-over-year. Newsy had higher expenses related to its audience extension product and network distribution incentives. Katz had higher advertising and promotion expenses related to the launch of the new network, Court TV, and for promotion of Bounce network's original programming. Additionally, occupancy, travel and entertainment expenses at the segment level increased as a direct result of an increase in hiring in order to support the growth of our national brands.

Shared services and corporate

We centrally provide certain services to our business segments. Such services include accounting, tax, cash management, procurement, human resources, employee benefits and information technology. The business segments are allocated costs for such services at amounts agreed upon by management. Such allocated costs may differ from amounts that might be negotiated at arms-length. Costs for such services that are not allocated to the business segments are included in shared services and corporate costs. Shared services and corporate also includes unallocated corporate costs, such as costs associated with being a public company.

2019 compared with 2018

Shared services and corporate expenses were up year-over-year with $57.4 million in 2019 and $53.1 million in 2018. Employee compensation and benefits increased nearly $5 million as a result of increased hiring at corporate to support to the growth of our local and national businesses.

Liquidity and Capital Resources
Our primary source of liquidity is our available cash and borrowing capacity under our revolving credit facility.

Operating activities

Cash provided by operating activities for the years ended December 31 is as follows:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Cash Flows from Operating Activities:
Net income (loss)	$(18,378)	$19,749	$(14,617)
Loss from discontinued operations, net of tax	(16,465)	(50,140)	(4,439)
Income (loss) from continuing operations, net of tax	(1,913)	69,889	(10,178)
Adjustments to reconcile net income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	84,344	60,711	52,906
Impairment of goodwill and intangible assets	—	—	35,732
Impairment of programming assets	—	8,920	—
Loss (gain) on disposition of investments	(930)	251	(6,106)
(Gains) losses on sale of property and equipment	(1,692)	1,255	169
Programming assets and liabilities	21,194	(12,788)	(9,172)
Deferred income taxes	(5,782)	18,241	(16,311)
Stock and deferred compensation plans	14,697	10,500	15,691
Pension expense, net of contributions	(13,066)	(4,052)	(6,738)
Other changes in certain working capital accounts, net	(109,530)	(11,446)	(10,860)
Miscellaneous, net	8,194	4,243	(5,631)
Net cash provided by (used in) operating activities from continuing operations	(4,484)	145,724	39,502
Net cash provided by (used in) operating activities from discontinued operations	(22,968)	(4,813)	1,350
Net operating activities	$(27,452)	$140,911	$40,852

2019 to 2018

The $150 million increase in cash used by continuing operating activities was primarily attributable to a $24 million year-over-year decrease in segment profit, changes in working capital accounts that decreased year-over-year cash by $98 million and $28 million higher cash interest payments made in 2019 compared to 2018. Interest payments increased due to the issuance of a $765 million term loan in May 2019 and issuance of $500 million of senior unsecured notes in July 2019 to fund the Cordillera and Nexstar-Tribune acquisitions.

One of the main factors contributing to the $98 million increase in cash used for working capital accounts was the timing of payments received on accounts receivable, which decreased cash by $82 million year-over-year. The main drivers in the accounts receivable change year-over-year were the Nexstar-Tribune acquisition and the impact of political advertising. We did not acquire working capital in the Nexstar-Tribune acquisition, and as advertisers tend to pay on a 60- to 90-day lag and retransmission partners on a 90- to 120-day lag, fourth quarter revenue resulted in growth of the accounts receivable balance and reduced cash flow. During the fourth quarter of 2019, we recognized $41 million of core advertising and $22 million of retransmission revenue attributed to the stations acquired in the Nexstar-Tribune acquisition. Additionally, we recognized $19 million in political revenue over the last two months of 2018, which increased prior year cash flow, as political advertising is paid in advance. Another factor contributing to the increase in cash used for working capital accounts was the $11 million tax payment made in the second quarter of 2019 related to the sale of our radio stations.

Investing activities

Cash used in investing activities for the years ended December 31 is as follows:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	$(1,190,422)	$(149,469)	$(280,940)
Additions to property and equipment	(60,935)	(47,093)	(17,429)
Acquisition of intangible assets	(24,864)	(7,229)	(9,745)
Purchase of investments	(1,636)	(558)	(836)
Proceeds from FCC repack	6,959	1,530	—
Miscellaneous, net	6,734	2,307	12,886
Net cash used in investing activities from continuing operations	(1,264,164)	(200,512)	(296,064)
Net cash provided by (used in) investing activities from discontinued operations	(343)	73,028	(3,003)
Net investing activities	$(1,264,507)	$(127,484)	$(299,067)

In 2019, 2018 and 2017 we used $1.3 billion, $201 million and $296 million, respectively, in cash for investing activities from continuing operations. The primary factors affecting our cash flows from investing activities for the years presented are described below.

•During 2019, we acquired three television stations owned by Raycom Media for $55 million in cash, we acquired 15 television stations owned by Cordillera Communications, LLC for $521 million in cash, plus an estimated working capital adjustment of $23.9 million, we completed the acquisition of Omny Studio for a cash purchase price of $8.3 million and we acquired eight television stations from the Nexstar-Tribune transactions for $582 million. In 2018, we acquired Triton for $150 million, net of cash acquired. In 2017, we acquired Katz for $281 million, net of cash acquired.
•During 2019, capital expenditures increased $14 million year-over-year mainly due to an increase in spending at Local Media as a result of our station growth during the year. Included in Local Media's 2019 capital expenditures was $16.7 million related to the FCC repacking process. In 2018, capital expenditures increased $30 million. A significant portion of the increase was attributed to $17.9 million of capital expenditures incurred in 2018 related to the FCC repacking process. Additionally in 2018, National Media's capital expenditures increased $8.7 million year-over-year mainly as a result of one-time expenses incurred related to the expansion and renovation of office and studio space in our leased facilities that was needed to accommodate current and future growth of our national brands.
•In April of 2019, we acquired assets from an independent station in Stuart, Florida, for $23.6 million in cash, the majority of which were intangible assets. In 2018 and 2017, we recognized other intangible assets of $5.8 million and $9.7 million, respectively, related to the acquisition of cable and satellite carriage rights for Newsy.
•In 2019 and 2018, we received $7.0 million and $1.5 million, respectively, in proceeds from the FCC repacking process.
•Miscellaneous investing activities for the current year include cash received from the sale of land and the sale of assets at Triton.

In the repacking process associated with the incentive spectrum auction conducted by the FCC in 2017, the FCC has reassigned some stations to new post-auction channels. We do not expect reassignment to new channels to have a material impact on our stations' broadcast signals as viewed in their markets. Twenty-seven of our current full power stations (including nine from recent acquisitions) have been assigned to new channels. The legislation authorizing the incentive auction and repack provides the FCC with up to a $2.75 billion fund to reimburse reasonable costs incurred by stations that are reassigned to new channels in the repack. We expect the FCC fund will be sufficient to cover the costs we would expect to incur for the repack and that our only potential funding risks would be limited to any disagreements with the FCC over reimbursement of expenditures incurred. Reimbursements provided by the FCC are recognized as the cash is received.

We have spent $37.5 million to date on FCC repack and expect to incur approximately $20 million of additional expenditures through the end of 2020. We have received total reimbursement proceeds from the FCC of $8.5 million as of December 31, 2019.

Financing activities

Cash used in or provided by financing activities for the years ended December 31 is as follows:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	$1,261,175	$—	$700,000
Payments on long-term debt	(8,728)	(5,656)	(393,927)
Deferred financing costs	(31,295)	—	(9,671)
Dividends paid	(16,374)	(16,395)	—
Repurchase of Class A Common shares	(584)	(32,323)	(17,885)
Proceeds from exercise of stock options	—	1,857	1,461
Tax payments related to shares withheld for vested stock and RSUs	(3,831)	(3,796)	(4,576)
Miscellaneous, net	17,463	1,316	(226)
Net cash provided by (used in) financing activities from continuing operations	1,217,826	(54,997)	275,176
Net cash used in financing activities from discontinued operations	—	—	(2,614)
Net financing activities	$1,217,826	$(54,997)	$272,562

Cash provided by financing activities from continuing operations was $1.2 billion and $275 million in 2019 and 2017, respectively, while cash used in financing activities from continuing operations was $55 million in 2018. The primary factors affecting our cash flows from continuing financing activities are described below.

We have $400 million of senior unsecured notes that mature on May 15, 2025 and bear interest at a rate of 5.125% per annum. We also have $500 million aggregate principal amount senior unsecured notes that mature on July 15, 2027, which bear interest at a rate of 5.875% per annum. Additionally, we have a $300 million term loan B that matures in October 2024 ("2024 term loan"). Following an amendment to the 2024 term loan on April 4, 2018, interest is payable at a rate based on LIBOR, plus a fixed margin of 2.00%. Interest will reduce to a rate of LIBOR plus a fixed margin of 1.75% if the Company’s total net leverage, as defined by the amended agreement, is below 2.75. The 2024 term loan requires annual principal payments of $3 million. On May 1, 2019, we issued a $765 million term loan B that matures in May 2026 ("2026 term loan") with interest payable at rates based on LIBOR, plus a fixed margin of 2.75%. Following an amendment to the 2026 term loan on December 18, 2019, interest is payable at a rate based on LIBOR, plus a fixed margin of 2.50%. The 2026 term loan requires annual principal payments of $7.6 million. Deferred financing costs and original issuance discount on the new debt issued in 2019 totaled approximately $34 million.

We have a revolving credit facility ("Revolving Credit Facility") with a capacity of $210 million that matures in April 2022. Interest is payable on the Revolving Credit Facility at rates based on LIBOR, plus a margin, based on our leverage ratio, ranging from 1.75% to 2.50%. The weighted-average interest rate over the period we had a drawn revolver balance in 2019 was 4.18%. As of December 31, 2019 and December 31, 2018, there were no borrowings under the revolving credit agreement. The revolving credit agreement includes financial covenants, which we were in compliance with for all periods presented.

The Revolving Credit Facility includes the maintenance of a net leverage ratio when we have outstanding borrowings on the facility. Additionally, we can make acquisitions as long as the pro forma net leverage ratio is less than 5.5 to 1.0. We were in compliance with all financial covenants at December 31, 2019 and December 31, 2018.

Our credit agreement also includes a provision that in certain circumstances we must use a portion of excess cash flow, as defined, to repay debt. As of December 31, 2019, we were not required to make additional principal payments pursuant to this provision.

We paid quarterly dividends of 5 cents per share, totaling $16.4 million in both 2019 and 2018. We intend to pay regular quarterly cash dividends for the foreseeable future. All subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion. The declaration and payment of future dividends will be dependent upon, among other things, the Company's financial position, results of operations, cash flow and other factors.
In November 2016, our Board of Directors authorized a share repurchase program of up to $100 million of our Class A Common shares. This authorization expires on March 1, 2020. Shares can be repurchased under the authorization via open market purchases or privately negotiated transactions, including accelerated stock repurchase transactions, block trades, or pursuant to trades intending to comply with Rule 10b5-1 of the Securities Exchange Act of 1934. During 2017, we repurchased $17.9 million of shares at prices ranging from $14.05 to $23.01 per share. From March 15, 2018 through August 20, 2018, we were in a black out period for repurchasing shares while we negotiated the sales of our radio stations. On August 21, 2018, we entered into an Accelerated Share Repurchase ("ASR") agreement with JP Morgan to repurchase the Company’s common stock. We repurchased $32.3 million of shares in 2018, of which, $25 million was under the ASR agreement. During 2019, we repurchased $0.6 million of shares at prices ranging from $15.54 to $18.72 per share. As of December 31, 2019, $49.7 million was outstanding under this authorization. In February 2020, our Board of Directors authorized a new share repurchase program of up to $100 million of our Class A Common shares through March 1, 2022.

In 2018 and 2017, we received $2 million and $1 million, respectively, of proceeds from the exercise of employee stock options. We have not issued any stock options since 2008.

Other

We have met our funding requirements for our defined benefit pension plans under the provisions of the Pension Funding Equity Act of 2004 and the Pension Protection Act of 2006. In 2020, we expect to contribute approximately $33 million in total to our defined benefit pension plans and our SERPs.
We expect that our cash and cash flows from operating activities will be sufficient to meet our operating and capital needs over the next 12 months.

Off-Balance Sheet Arrangements and Contractual Obligations
Off-Balance Sheet Arrangements
Off-balance sheet arrangements include the following four categories: obligations under certain guarantees or contracts; retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangements; obligations under certain derivative arrangements; and obligations under material variable interests.
Contractual Obligations(1)
A summary of our contractual cash commitments as of December 31, 2019 is as follows:

	Less than	Years	Years	Over
(in thousands)	1 Year	2 & 3	4 & 5	5 Years	Total

Long-term debt:
Principal amounts	$10,612	$21,224	$299,474	$1,621,212	$1,952,522
Interest on debt	93,447	185,569	181,146	124,710	584,872
Programming:
Program licenses, network affiliations and other programming commitments	483,687	676,320	14,910	162	1,175,079
Employee compensation and benefits:
Deferred compensation and other post-employment benefits	1,595	2,976	2,900	14,784	22,255
Employment and talent contracts	77,351	57,578	2,376	6	137,311
Pension obligations	32,973	53,607	37,184	67,669	191,433
Operating leases	20,445	25,888	28,147	102,711	177,191
Other purchase and service commitments	113,250	153,795	73,767	5	340,817
Total contractual cash obligations	$833,360	$1,176,957	$639,904	$1,931,259	$4,581,480
(1) This table does not include contractual obligations for discontinued operations. Refer to Note 21. Assets Held for Sale and Discontinued Operations for additional information.

Long-term debt — Long-term debt includes $900 million of unsecured senior notes and $1.1 billion outstanding balance on our term loans. We have $400 million of senior unsecured notes that mature on May 15, 2025 and bear interest at a rate of 5.125% per annum. We also have $500 million of senior unsecured notes that mature on July 15, 2027, which bear interest at a rate of 5.875% per annum. Additionally, we have $293.3 million outstanding on a term loan B that matures in October 2024. Interest is payable at a rate based on LIBOR, plus a fixed margin of 2.00%. Interest will reduce to a rate of LIBOR plus a fixed margin of 1.75% if the Company’s total net leverage, as defined by the loan agreement, is below 2.75. The rate on this term loan was 3.80% at December 31, 2019. We also have $759.3 million outstanding on a term loan B that matures in May 2026. Following an amendment to this loan on December 18, 2019, interest is payable at a rate based on LIBOR, plus a fixed margin of 2.50%. The rate on this term loan was 4.30% at December 31, 2019. Amounts included in the table may differ from amounts actually paid due to changes in LIBOR. A 100 basis point increase in LIBOR would result in an increase in annual interest payments of approximately $10.5 million.

Our credit agreement also includes a provision that in certain circumstances we must use a portion of excess cash flow to repay debt. Principal payments included in the contractual obligations table reflect only scheduled principal payments and do not reflect any amounts that may be required to be paid under this provision. As of December 31, 2019, we were not required to make any additional principal payments pursuant to this provision.

Other Contractual Obligations — In the ordinary course of business, we enter into long-term contracts to license or produce programming, to secure on-air talent, to lease office space and equipment and to purchase other goods and services.
Programming — Program licenses generally require payments over the terms of the licenses. Licensed programming includes both programs that have been delivered and are available for telecast and programs that have not yet been produced. It also includes payments for our network affiliation agreements. If the programs are not produced, our commitments would generally expire without obligation. Fixed fee amounts payable under our network affiliation agreements are also included. Variable amounts in excess of the contractual amounts payable to the networks are not included in the amounts above.
Talent Contracts — We secure on-air talent for our television stations through multi-year talent agreements. Certain agreements may be terminated under certain circumstances or at certain dates prior to expiration. We expect our employment and talent contracts will be renewed or replaced with similar agreements upon their expiration. Amounts due under the contracts, assuming the contracts are not terminated prior to their expiration, are included in the contractual obligations table.
Pension Funding — We sponsor a noncontributory defined benefit pension plan and non-qualified Supplemental Executive Retirement Plans ("SERPs").
Contractual commitments summarized in the contractual obligations table include payments to meet minimum funding requirements of our defined benefit pension plans and estimated benefit payments for our unfunded SERPs. Contractual pension obligations reflect anticipated minimum statutory pension contributions as of December 31, 2019, based upon pension funding regulations in effect at the time and our current pension assumptions regarding discount rates and returns on plan assets. Actual funding requirements may differ from amounts presented due to changes in discount rates, returns on plan assets or pension funding regulations that are in effect at the time.
Payments for the SERPs have been estimated over a ten-year period. Accordingly, the amounts in the “over 5 years” column include estimated payments for the periods of 2025-2029. While benefit payments under these plans are expected to continue beyond 2029, we do not believe it is practicable to estimate payments beyond this period.
Operating Leases — We obtain certain office space under multi-year lease agreements. Leases for office space are generally not cancelable prior to their expiration.
Leases for operating and office equipment are generally cancelable by either party with 30 to 90 days notice. However, we expect such contracts will remain in force throughout the terms of the leases. The amounts included in the table above represent the amounts due under the agreements assuming the agreements are not canceled prior to their expiration.
We expect our operating leases will be renewed or replaced with similar agreements upon their expiration.
Purchase Commitments — We obtain audience ratings, market research and certain other services under multi-year agreements. These agreements are generally not cancelable prior to expiration of the service agreement. We expect such agreements will be renewed or replaced with similar agreements upon their expiration.

Katz has carriage agreements with local television broadcasters to carry one or more of the Katz networks. These carriage agreements are generally for a five-year term. Under these agreements, Katz pays a fixed fee for the carriage rights.

We may also enter into contracts with certain vendors and suppliers. These contracts typically do not require the purchase of fixed or minimum quantities and generally may be terminated at any time without penalty. Included in the table of contractual obligations are purchase orders placed as of December 31, 2019. Purchase orders placed with vendors, including those with whom we maintain contractual relationships, are generally cancelable prior to shipment. While these vendor agreements do not require us to purchase a minimum quantity of goods or services, and we may generally cancel orders prior to shipment, we expect expenditures for goods and services in future periods will approximate those in prior years.

Income Tax Obligations — The contractual obligations table does not include any reserves for income taxes recognized because we are unable to reasonably predict the ultimate amount or timing of settlement of our reserves for income taxes. As of December 31, 2019, our reserves for income taxes totaled $0.6 million, which is reflected as a long-term liability in our Consolidated Balance Sheet.

Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make a variety of decisions that affect reported amounts and related disclosures, including the selection of appropriate accounting principles and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances, including our historical experience, actuarial studies and other assumptions. We are committed to incorporating accounting principles, assumptions and estimates that promote the representational faithfulness, verifiability, neutrality and transparency of the accounting information included in the financial statements.
Note 1 to our Consolidated Financial Statements describes the significant accounting policies we have selected for use in the preparation of our financial statements and related disclosures. We believe the following to be the most critical accounting policies, estimates and assumptions affecting our reported amounts and related disclosures.
Acquisitions — The accounting for a business combination requires tangible and intangible assets acquired and liabilities assumed to be recorded at estimated fair value. With the assistance of third party appraisals, we generally determine fair values using comparisons to market transactions and a discounted cash flow analysis. The use of a discounted cash flow analysis requires significant judgment to estimate the future cash flows derived from the asset and the expected period of time over which those cash flows will occur and to determine an appropriate discount rate. Changes in such estimates could affect the amounts allocated to individual identifiable assets. While we believe our assumptions are reasonable, if different assumptions were made, the amount allocated to intangible assets could differ substantially from the reported amounts.
Goodwill and Other Indefinite-Lived Intangible Assets — Goodwill for each reporting unit must be tested for impairment on an annual basis or when events occur or circumstances change that would indicate the fair value of a reporting unit is below its carrying value. If the fair value of the reporting unit is less than its carrying value, we may be required to record an impairment charge.
The following is goodwill by reporting unit as of December 31, 2019:

(in thousands)

Local Media	$926,945
Katz	203,760
Triton	85,992
Newsy	7,982
Total continuing operations goodwill	1,224,679
Stitcher discontinued operations goodwill	47,176
Total goodwill	$1,271,855

For our annual goodwill impairment testing, we utilized the quantitative approach for performing our test. Under that approach, we determine the fair value of our reporting unit generally using market data, appraised values and discounted cash flow analyses. The use of a discounted cash flow analysis requires significant judgment to estimate the future cash flows derived from the business and the period of time over which those cash flows will occur, as well as to determine an appropriate discount rate. The determination of the discount rate is based on a cost of capital model, using a risk-free rate, adjusted by a stock-beta adjusted risk premium and a size premium. While we believe the estimates and judgments used in determining the fair values were appropriate, different assumptions with respect to future cash flows, long-term growth rates and discount rates, could produce a different estimate of fair value. The estimate of fair value assumes certain growth of our businesses, which, if not achieved, could impact the fair value and possibly result in an impairment of the goodwill. Our annual impairment testing for goodwill indicated that the fair value of our Local Media reporting unit exceeded its carrying value by approximately 25% and our other reporting units exceeded their carrying value by over 30%.

We have determined that our FCC licenses are indefinite lived assets and not subject to amortization. At December 31, 2019, the carrying value of our television FCC licenses was $386 million, which are tested for impairment annually, or more frequently if events or changes in circumstances indicate that they might be impaired. We compare the estimated fair value of each individual FCC license to its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair value is estimated using an income approach referred to as the “Greenfield Approach,” which requires multiple assumptions relating to the future prospects of each individual FCC license. The fair value of the FCC license is sensitive to each of the assumptions used in the Greenfield Approach and a change in any individual assumption could result in the fair value being less than the carrying value of the asset and an impairment charge being recorded. For example, a 50 basis point increase in the discount rate would reduce the aggregate fair value of the FCC licenses by approximately $65 million. Our annual impairment testing for our FCC licenses indicated that their fair value exceeded their recorded value.
Pension Plans — We sponsor a noncontributory defined benefit pension plan as well as non-qualified Supplemental Executive Retirement Plans ("SERPs"). Both the defined benefit plan and the SERPs have frozen the accrual of future benefits.
The measurement of our pension obligation and related expense is dependent on a variety of estimates, including: discount rates; expected long-term rate of return on plan assets; and employee turnover, mortality and retirement ages. We review these assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. In accordance with accounting principles, we record the effects of these modifications currently or amortize them over future periods. We consider the most critical of our pension estimates to be our discount rate and the expected long-term rate of return on plan assets.
The assumptions used in accounting for our defined benefit pension plans for 2019 and 2018 are as follows:

	2019	2018

Discount rate for expense	4.38%	3.71% - 4.58%
Discount rate for obligations	3.40%	4.38%
Long-term rate of return on plan assets for expense	5.50%	5.10%

The discount rate used to determine our future pension obligations is based upon a dedicated bond portfolio approach that includes securities rated Aa or better with maturities matching our expected benefit payments from the plans. The rate is determined each year at the plan measurement date and affects the succeeding year’s pension cost. Discount rates can change from year to year based on economic conditions that impact corporate bond yields. A 50 basis point increase or decrease in the discount rate would decrease or increase our pension obligations as of December 31, 2019, by approximately $38.1 million and decrease or increase 2020 pension expense by approximately $0.2 million.

Under our asset allocation strategy, approximately 45% of plan assets are invested in a portfolio of fixed income securities with a duration approximately that of the projected payment of benefit obligations. The remaining 55% of plan assets are invested in equity securities and other return-seeking assets. The expected long-term rate of return on plan assets is based primarily upon the target asset allocation for plan assets and capital markets forecasts for each asset class employed. A decrease in the expected rate of return on plan assets increases pension expense. A 50 basis point change in the 2020 expected long-term rate of return on plan assets would increase or decrease our 2020 pension expense by approximately $1.9 million.
We had unrecognized accumulated other comprehensive loss related to net actuarial losses for our pension plans and SERPs of $130 million at December 31, 2019. Unrealized actuarial gains and losses result from deferred recognition of differences between our actuarial assumptions and actual results. In 2019, we had an actuarial loss of $7.4 million. Based on our current assumptions, we anticipate that 2020 pension expense will include $4.7 million in amortization of actuarial losses.
Recently Adopted Standards and Issued Accounting Standards

Refer to Note 2. Recently Adopted and Issued Accounting Standards of the Notes to Consolidated Financial Statements for further discussion.

Quantitative and Qualitative Disclosures about Market Risk
Earnings and cash flow can be affected by, among other things, economic conditions and interest rate changes. We are also exposed to changes in the market value of our investments.
Our objectives in managing interest rate risk are to limit the impact of interest rate changes on our earnings and cash flows, and to reduce overall borrowing costs.
The following table presents additional information about market-risk-sensitive financial instruments:

	As of December 31, 2019		As of December 31, 2018
(in thousands)	Cost Basis	Fair Value	Cost Basis	Fair Value

Financial instruments subject to interest rate risk:
Revolving credit facility	$—	$—	$—	$—
Senior unsecured notes, due in 2025	400,000	409,000	400,000	374,000
Senior unsecured notes, due in 2027	500,000	525,000	—	—
Term loan, due in 2024	293,250	293,617	296,250	288,844
Term loan, due in 2026	759,272	763,547	—	—
Long-term debt, including current portion	$1,952,522	$1,991,164	$696,250	$662,844

Financial instruments subject to market value risk:
Investments held at cost	$4,405	(a)	$4,114	(a)
(a)Includes securities that do not trade in public markets, thus the securities do not have readily determinable fair values. We estimate the fair value of these securities approximates their carrying value.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of The E.W. Scripps Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The E.W. Scripps Company and subsidiaries (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), cash flows and equity, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2020 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Acquisition of television stations from Cordillera Communications, LLC and Nexstar Media Group, Inc. — Refer to Note 3 to the financial statements

Critical Audit Matter Description

The Company completed its acquisition of 15 television stations in 10 markets from Cordillera Communications, LLC for $521 million in cash, plus a working capital adjustment of $23.9 million, on May 1, 2019. Additionally, the Company completed its acquisition of eight television stations in seven markets that were required to be divested by Nexstar Media Group, Inc. as part of its acquisition of Tribune Media Company for $582 million on September 19, 2019.

The Company accounted for these transactions under the acquisition method of accounting for business combinations. Accordingly, the purchase prices were allocated, on a preliminary basis, to the assets acquired and liabilities assumed based on their respective fair values, including aggregate identified intangible assets of $579 million and aggregate goodwill of $417 million. The identified intangible assets primarily included indefinite-lived Federal Communications Commission (“FCC”) licenses of $203 million and amortizable television network affiliation relationships of $350 million.

The Company estimated the fair value of the FCC licenses and television network affiliation relationships using the Greenfield (market-based) approach, which is a discounted cash flow method that required management to make significant estimates and assumptions related to future market revenues and cash flows for a hypothetical new market participant, as well as discount rates.

We identified the valuation of the acquired intangible assets through the television station acquisitions as a critical audit matter because of the significant estimates and assumptions management utilized to record these assets at fair value for purposes of allocating the acquisition purchase prices. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of management’s forecasts of future revenues and cash flows as well as the selection of discount rates, including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the forecasts of future revenues and cash flows as well as the selection of discount rates for purposes of estimating a fair value of the acquired intangible assets included the following, among others:

•We inquired of management to understand the process being used by the Company to determine the fair value of assets acquired and liabilities assumed in the television station acquisitions.

•We tested the design and operating effectiveness of the Company’s internal controls over the valuation of the acquired intangible assets, including controls over forecasts of future revenues and cash flows and selection of the discount rates.

•We evaluated the reasonableness of management’s forecasts of future revenues and cash flows for a hypothetical new market participant by comparing the projections to historical results and available industry data and performing lookback procedures to assess management’s ability to forecast future revenues and cash flows.

•With the assistance of our fair value specialists, we evaluated the reasonableness of the valuation methodologies utilized along with valuation assumptions including the discount rates selected by:

•Testing the source information underlying the determination of the discount rates and testing the mathematical accuracy of the calculations.

•Developing a range of independent estimates for the discount rates and comparing those to the discount rates selected by management.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 28, 2020 (October 16, 2020, as to the effects of the Stitcher assets held for sale and discontinued operations discussed in Note 21)

We have served as the Company’s auditor since at least 1959; however, an earlier year could not be reliably determined.

The E.W. Scripps Company
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2019	2018

Assets
Current assets:
Cash and cash equivalents	$32,968	$107,114
Accounts receivable (less allowances — $3,346 and $4,221)	387,847	261,852
Programming	52,699	34,432
FCC repack receivable	29,651	19,242
Miscellaneous	39,486	24,585
Assets held for sale	101,266	23,792
Total current assets	643,917	471,017
Investments	8,375	7,162
Property and equipment	370,378	231,501
Operating lease right-of-use assets	128,192	—
Goodwill	1,224,679	786,837
Other intangible assets	1,060,675	475,906
Programming (less current portion)	96,256	75,333
Deferred income taxes	12,306	9,427
Miscellaneous	17,079	14,687
Assets held for sale — noncurrent	—	58,477
Total Assets	$3,561,857	$2,130,347

Liabilities and Equity
Current liabilities:
Accounts payable	$28,441	$25,919
Unearned revenue	10,704	10,346
Current portion of long-term debt	10,612	3,000
Accrued liabilities:
Employee compensation and benefits	43,259	42,124
Programming liability	96,682	40,301
Accrued interest	15,352	2,626
Miscellaneous	41,694	38,957
Other current liabilities	42,561	25,339
Liabilities held for sale	22,727	9,447
Total current liabilities	312,032	198,059
Long-term debt (less current portion)	1,904,418	685,764
Deferred income taxes	17,876	24,473
Operating lease liabilities	113,648	—
Other liabilities (less current portion)	315,948	294,542
Liabilities held for sale — noncurrent	—	1,344
Commitments and contingencies (Note 17)
Equity:
Preferred stock, $0.01 par — authorized: 25,000,000 shares; none outstanding	—	—
Common stock, $0.01 par:
Class A — authorized: 240,000,000 shares; issued and outstanding: 2019 - 69,027,524 shares; 2018 - 68,736,867 shares	691	688
Voting — authorized: 60,000,000 shares; issued and outstanding: 2019 - 11,932,722 shares; 2018 - 11,932,722 shares	119	119
Total	810	807
Additional paid-in capital	1,117,095	1,106,984
Accumulated deficit	(120,981)	(86,229)
Accumulated other comprehensive loss, net of income taxes	(98,989)	(95,397)
Total equity	897,935	926,165
Total Liabilities and Equity	$3,561,857	$2,130,347
See notes to consolidated financial statements.

The E.W. Scripps Company
Consolidated Statements of Operations

	For the years ended December 31,
(in thousands, except per share data)	2019	2018	2017

Operating Revenues:
Advertising	$884,649	$825,829	$557,108
Retransmission and carriage	390,043	304,402	259,712
Other	76,707	27,131	28,953
Total operating revenues	1,351,399	1,157,362	845,773
Costs and Expenses:
Employee compensation and benefits	476,968	376,436	357,022
Programming	398,314	314,586	211,612
Impairment of programming assets	—	8,920	—
Other expenses	276,432	233,936	179,772
Acquisition and related integration costs	26,304	4,124	—
Restructuring costs	3,370	8,911	4,422
Total costs and expenses	1,181,388	946,913	752,828
Depreciation, Amortization, and (Gains) Losses:
Depreciation	39,998	34,385	34,049
Amortization of intangible assets	44,346	26,326	18,857
Impairment of goodwill and intangible assets	—	—	35,732
(Gains) losses, net on disposal of property and equipment	(1,692)	1,255	169
Net depreciation, amortization, and (gains) losses	82,652	61,966	88,807
Operating income	87,359	148,483	4,138
Interest expense	(80,596)	(36,184)	(26,552)
Defined benefit pension plan expense	(6,953)	(19,752)	(14,112)
Miscellaneous, net	1,194	123	7,436
Income (loss) from continuing operations before income taxes	1,004	92,670	(29,090)
Provision (benefit) for income taxes	2,917	22,781	(18,912)
Income (loss) from continuing operations, net of tax	(1,913)	69,889	(10,178)
Loss from discontinued operations, net of tax	(16,465)	(50,140)	(4,439)
Net income (loss)	(18,378)	19,749	(14,617)
Loss attributable to noncontrolling interest	—	(632)	(1,511)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(18,378)	$20,381	$(13,106)
Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$(0.02)	$0.85	$(0.11)
Loss from discontinued operations	(0.20)	(0.61)	(0.05)
Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.23)	$0.25	$(0.16)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$(0.02)	$0.85	$(0.11)
Loss from discontinued operations	(0.20)	(0.60)	(0.05)
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.23)	$0.24	$(0.16)

Weighted average shares outstanding:
Basic	80,826	81,369	82,052
Diluted	80,826	81,927	82,052
See notes to consolidated financial statements.
Net income per share amounts may not foot since each is calculated independently.

The E.W. Scripps Company
Consolidated Statements of Comprehensive Income (Loss)

	For the years ended December 31,
(in thousands)	2019	2018	2017

Net income (loss)	$(18,378)	$19,749	$(14,617)
Changes in defined benefit pension plans, net of tax of $(1,156), $2,557, and $4,152	(3,369)	7,590	10,150
Other, net of tax of $(77), $(22) and $(136)	(223)	(65)	(355)
Total comprehensive income (loss)	(21,970)	27,274	(4,822)
Less comprehensive loss attributable to noncontrolling interest	—	(632)	(1,511)
Total comprehensive income (loss) attributable to the shareholders of The E.W. Scripps Company	$(21,970)	$27,906	$(3,311)
See notes to consolidated financial statements.

The E.W. Scripps Company
Consolidated Statements of Cash Flows

	For the years ended December 31,
(in thousands)	2019	2018	2017

Cash Flows from Operating Activities:
Net income (loss)	$(18,378)	$19,749	$(14,617)
Loss from discontinued operations, net of tax	(16,465)	(50,140)	(4,439)
Income (loss) from continuing operations, net of tax	(1,913)	69,889	(10,178)
Adjustments to reconcile net income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	84,344	60,711	52,906
Impairment of goodwill and intangible assets	—	—	35,732
Impairment of programming assets	—	8,920	—
Loss (gain) on disposition of investments	(930)	251	(6,106)
(Gains) losses on sale of property and equipment	(1,692)	1,255	169
Programming assets and liabilities	21,194	(12,788)	(9,172)
Deferred income taxes	(5,782)	18,241	(16,311)
Stock and deferred compensation plans	14,697	10,500	15,691
Pension expense, net of contributions	(13,066)	(4,052)	(6,738)
Other changes in certain working capital accounts, net	(109,530)	(11,446)	(10,860)
Miscellaneous, net	8,194	4,243	(5,631)
Net cash provided by (used in) operating activities from continuing operations	(4,484)	145,724	39,502
Net cash provided by (used in) operating activities from discontinued operations	(22,968)	(4,813)	1,350
Net operating activities	(27,452)	140,911	40,852
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(1,190,422)	(149,469)	(280,940)
Additions to property and equipment	(60,935)	(47,093)	(17,429)
Acquisition of intangible assets	(24,864)	(7,229)	(9,745)
Purchase of investments	(1,636)	(558)	(836)
Proceeds from FCC repack	6,959	1,530	—
Miscellaneous, net	6,734	2,307	12,886
Net cash used in investing activities from continuing operations	(1,264,164)	(200,512)	(296,064)
Net cash provided by (used in) investing activities from discontinued operations	(343)	73,028	(3,003)
Net investing activities	(1,264,507)	(127,484)	(299,067)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	1,261,175	—	700,000
Payments on long-term debt	(8,728)	(5,656)	(393,927)
Deferred financing costs	(31,295)	—	(9,671)
Dividends paid	(16,374)	(16,395)	—
Repurchase of Class A Common shares	(584)	(32,323)	(17,885)
Proceeds from exercise of stock options	—	1,857	1,461
Tax payments related to shares withheld for vested stock and RSUs	(3,831)	(3,796)	(4,576)
Miscellaneous, net	17,463	1,316	(226)
Net cash provided by (used in) financing activities from continuing operations	1,217,826	(54,997)	275,176
Net cash used in financing activities from discontinued operations	—	—	(2,614)
Net financing activities	1,217,826	(54,997)	272,562
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	(13)	(15)	—
Increase (decrease) in cash, cash equivalents and restricted cash	(74,146)	(41,585)	14,347
Cash, cash equivalents and restricted cash:
Beginning of year	107,114	148,699	134,352
End of year	$32,968	$107,114	$148,699

Supplemental Cash Flow Disclosures
Interest paid	$61,299	$33,673	$18,956
Income taxes paid	$13,183	$3,729	$1,756
Non-cash investing information
Capital expenditures included in accounts payable	$983	$693	$286
See notes to consolidated financial statements.

The E.W. Scripps Company
Consolidated Statements of Equity

(in thousands, except share data)	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss) ("AOCI")	Noncontrolling Interest	Total Equity

As of December 31, 2016	$819	$1,132,540	$(94,077)	$(93,347)	$—	$945,935
Minority interest contribution to subsidiary	—	—	—	—	2,143	2,143
Comprehensive income (loss)	—	—	(13,106)	9,795	(1,511)	(4,822)
Repurchase 1,004,451 Class A Common Shares	(10)	(15,627)	(2,248)	—	—	(17,885)
Compensation plans: 661,256 net shares issued *	7	12,107	—	—	—	12,114
Reclassification of disproportionate tax effects from AOCI	—	—	19,370	(19,370)	—	—
As of December 31, 2017	816	1,129,020	(90,061)	(102,922)	632	937,485
Comprehensive income (loss)	—	—	20,381	7,525	(632)	27,274
Cash dividend: declared and paid - $0.20 per share	—	—	(16,395)	—	—	(16,395)
Repurchase 1,813,249 Class A Common Shares	(18)	(32,151)	(154)	—	—	(32,323)
Compensation plans: 851,011 net shares issued *	9	10,115	—	—	—	10,124
As of December 31, 2018	807	1,106,984	(86,229)	(95,397)	—	926,165
Comprehensive income (loss)	—	—	(18,378)	(3,592)	—	(21,970)
Cash dividend: declared and paid - $0.20 per share	—	—	(16,374)	—	—	(16,374)
Repurchase 180,541 Class A Common Shares	(2)	(582)	—	—	—	(584)
Compensation plans: 471,198 net shares issued *	5	10,693	—	—	—	10,698
As of December 31, 2019	$810	$1,117,095	$(120,981)	$(98,989)	$—	$897,935
* Net of tax payments related to shares withheld for vested stock and RSUs of $3,831 in 2019, $3,796 in 2018 and $4,576 in 2017.
See notes to consolidated financial statements.

THE E.W. SCRIPPS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies
As used in the Notes to Consolidated Financial Statements, the terms “Scripps,” “Company,” “we,” “our,” or “us” may, depending on the context, refer to The E.W. Scripps Company, to one or more of its consolidated subsidiary companies or to all of them taken as a whole.
Nature of Operations — We are a diverse media enterprise, serving audiences and businesses through a portfolio of local television stations and national media brands. All of our businesses provide content and services via digital platforms, including the Internet, smartphones and tablets. Our media businesses are organized into the following reportable business segments: Local Media, National Media and Other.
Basis of Presentation — Certain amounts in prior periods have been reclassified to conform to the current period's presentation.
Concentration Risks — Our operations are geographically dispersed and we have a diverse customer base. We believe bad debt losses resulting from default by a single customer, or defaults by customers in any depressed region or business sector, would not have a material effect on our financial position, results of operations or cash flows.
We derive approximately 65% of our operating revenues from advertising. Changes in the demand for such services, both nationally and in individual markets, can affect operating results.
Use of Estimates — Preparing financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make a variety of decisions that affect the reported amounts and the related disclosures. Such decisions include the selection of accounting principles that reflect the economic substance of the underlying transactions and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances, including our historical experience, actuarial studies and other assumptions.

Our financial statements include estimates and assumptions used in accounting for our defined benefit pension plans; the periods over which long-lived assets are depreciated or amortized; the fair value of long-lived assets, goodwill and indefinite lived assets; the liability for uncertain tax positions and valuation allowances against deferred income tax assets; the fair value of assets acquired and liabilities assumed in business combinations; and self-insured risks.
While we re-evaluate our estimates and assumptions on an ongoing basis, actual results could differ from those estimated at the time of preparation of the financial statements.
Consolidation — The consolidated financial statements include our accounts and those of our wholly-owned and majority-owned subsidiaries and variable interest entities (VIEs) for which we are the primary beneficiary. We are the primary beneficiary of a VIE when we have the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and have the obligation to absorb losses or the right to receive returns that would be significant to the VIE. Noncontrolling interest represents an owner’s share of the equity in certain of our consolidated entities. All intercompany transactions and account balances have been eliminated in consolidation.

Investments in entities over which we have significant influence but not control are accounted for using the equity method of accounting. Income from equity method investments represents our proportionate share of net income generated by equity method investees.
Nature of Products and Services — The following is a description of principal activities from which we generate revenue.
Core Advertising — Core advertising is comprised of sales to local and national customers. The advertising includes a combination of broadcast air time, as well as digital advertising. Pricing of advertising time is based on audience size and share, the demographic of our audiences and the demand for our limited inventory of commercial time. Advertising time is sold through a combination of local sales staff and national sales representative firms. Digital revenues are primarily generated from the sale of advertising to local and national customers on our local television websites, smartphone apps, tablet apps and other platforms.

Political Advertising — Political advertising is generally sold through our Washington D.C. sales office. Advertising is sold to presidential, gubernatorial, Senate and House of Representative candidates, as well as for state and local issues. It is also sold to political action groups (PACs) or other advocacy groups.
Retransmission Revenues — We earn revenue from retransmission consent agreements with multi-channel video programming distributors (“MVPDs”) in our markets. The MVPDs are cable operators and satellite carriers who pay us to offer our programming to their customers. We also receive fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now. The fees we receive are typically based on the number of subscribers in our local market and the contracted rate per subscriber.
Other Products and Services — We derive revenue from sponsorships and community events through our Local Media segment. Our National Media segment offers subscription services for access to premium content to its customers. Our Triton business earns revenue from monthly fees charged to audio publishers for converting their content into digital audio streams and inserting digital advertising into those audio streams and providing statistical measurement information about their listening audience.
Refer to Note 16. Segment Information for further information, including revenue by significant product and service offering.
Revenue Recognition — Revenue is measured based on the consideration we expect to be entitled to in exchange for promised goods or services provided to customers, and excludes any amounts collected on behalf of third parties. Revenue is recognized upon transfer of control of promised products or services to customers.
Advertising — Advertising revenue is recognized, net of agency commissions, over time primarily as ads are aired or impressions are delivered and any contracted audience guarantees are met. We apply the practical expedient to recognize revenue at the amount we have the right to invoice, which corresponds directly to the value a customer has received relative to our performance. For advertising sold based on audience guarantees, audience deficiency may result in an obligation to deliver additional advertisements to the customer. To the extent that we do not satisfy contracted audience ratings, we record deferred revenue until such time that the audience guarantee has been satisfied.
Retransmission — Retransmission revenues are considered licenses of functional intellectual property and are recognized at the point in time the content is transferred to the customer. MVPDs report their subscriber numbers to us generally on a 30- to 90-day lag. Prior to receiving the MVPD reporting, we record revenue based on estimates of the number of subscribers, utilizing historical levels and trends of subscribers for each MVPD.
Other — Revenues generated by our Triton business are recognized on a ratable basis over the contract term as the monthly service is provided to the customer.

Transaction Price Allocated to Remaining Performance Obligations — As of December 31, 2019, we had an aggregate transaction price of $59.6 million allocated to unsatisfied performance obligations related to contracts within our Triton business, all of which are expected to be recognized into revenue over the next 24 months.

We did not disclose the value of unsatisfied performance obligations on any other contracts with customers because they are either (i) contracts with an original expected term of one year or less, (ii) contracts for which the sales- or usage-based royalty exception was applied, or (iii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.
Cash Equivalents — Cash equivalents represent highly liquid investments with maturity of less than three months when acquired.
Contract Balances — Timing of revenue recognition may differ from the timing of invoicing to customers. We record a receivable when revenue is recognized prior to invoicing, or unearned revenue when revenue is recognized subsequent to invoicing.
We extend credit to customers based upon our assessment of the customer’s financial condition. Collateral is generally not required from customers. Payment terms may vary by contract type, although our terms generally include a requirement of payment within 30 to 90 days. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to receive financing from our customers.

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience and other currently available evidence. A rollforward of the allowance for doubtful accounts is as follows:

(in thousands)

January 1, 2017	$1,490
Charged to costs and expenses	1,314
Amounts charged off, net	(855)
Balance as of December 31, 2017	1,949
Charged to costs and expenses	3,378
Amounts charged off, net	(1,106)
Balance as of December 31, 2018	4,221
Charged to costs and expenses	1,823
Amounts charged off, net	(2,698)
Balance as of December 31, 2019	$3,346

We record unearned revenue when cash payments are received in advance of our performance. We generally require advance payment for advertising contracts with political advertising customers. Unearned revenue totaled $10.7 million at December 31, 2019 and is expected to be recognized within revenue over the next 12 months. Unearned revenue totaled $10.3 million at December 31, 2018. We recorded $8.9 million of revenue in 2019 that was included in unearned revenue at December 31, 2018.
Assets Recognized from the Costs to Obtain a Contract with a Customer — We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. We apply and use the practical expedient in the revenue guidance to expense costs as incurred for costs to obtain a contract when the amortization period is one year or less. This expedient applies to advertising sales commissions since advertising contracts are short-term in nature. In addition, we also may provide inducement payments to secure carriage agreements with distributors of our content. These inducement payments are capitalized and amortized to expense over the term of the distribution contract. Capitalized costs to obtain a contract with a customer totaled $9.3 million at December 31, 2019 and $9.7 million at December 31, 2018 and are included within miscellaneous assets on our Consolidated Balance Sheets. Amortization of these costs totaled $4.2 million and $1.0 million in 2019 and 2018, respectively.
Investments — From time to time, we make investments in private companies. Investment securities can be impacted by various market risks, including interest rate risk, credit risk and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term. Such changes could materially affect the amounts reported in our financial statements.
We record investments in private companies not accounted for under the equity method at cost, net of impairment write-downs, because no readily determinable market price is available.
We regularly review our investments to determine if there has been any other-than-temporary decline in value. These reviews require management judgments that often include estimating the outcome of future events and determining whether factors exist that indicate impairment has occurred. We evaluate, among other factors, the extent to which cost exceeds fair value; the duration of the decline in fair value below cost; and the current cash position, earnings and cash forecasts and near-term prospects of the investee. We reduce the cost basis when a decline in fair value below cost is determined to be other than temporary, with the resulting adjustment charged against earnings.

Property and Equipment — Property and equipment is carried at cost less depreciation. We compute depreciation using the straight-line method over estimated useful lives as follows:

Buildings and improvements	15 to 45 years
Leasehold improvements	Shorter of term of lease or useful life
Broadcast transmission towers and related equipment	15 to 35 years
Other broadcast and program production equipment	3 to 15 years
Computer hardware	3 to 5 years
Office and other equipment	3 to 10 years
Programming — Programming includes the cost of national television network programming, programming produced by us or for us by independent production companies and programs licensed under agreements with independent producers.
Our network affiliation agreements require the payment of affiliation fees to the network. Network affiliation fees consist of pre-determined fixed fees in all cases and variable payments based on a share of retransmission revenues above the fixed fees for some of our agreements.
Program licenses principally consist of television series and films. Program licenses generally have fixed terms, limit the number of times we can air the programs and require payments over the terms of the licenses. We record licensed program assets and liabilities when the license period has commenced and the programs are available for broadcast. We do not discount program licenses for imputed interest. We amortize program licenses based upon expected cash flows over the term of the license agreement. We classify the portion of the unamortized balance expected to be amortized within one year as a current asset.

The costs of programming produced by us or for us by independent production companies is charged to expense over estimated useful lives based upon expected future cash flows. The realizable value of internal costs incurred for trial footage at Court TV, including employee compensation and benefits, are capitalized and amortized based upon expected future cash flows. All other internal costs to produce daily or live broadcast shows, such as news, sports or daily magazine shows, are expensed as incurred and are not classified in our Consolidated Statements of Operations as program costs, but are classified based on the type of cost incurred.

Progress payments on programs not yet available for broadcast are recorded as deposits within programming assets.

We review the net realizable value of program assets for impairment using a day-part methodology if the programming is for our local broadcast stations, whereby programs broadcast during a particular time period, such as prime time, are evaluated on an aggregate basis. Programming for our over-the-air broadcast network is reviewed for impairment using the individual network methodology.
For our program assets available for broadcast, estimated amortization for each of the next five years is $59.4 million in 2020, $44.1 million in 2021, $25.9 million in 2022, $7.4 million in 2023, $3.1 million in 2024 and $3.3 million thereafter. Actual amortization in each of the next five years will exceed the amounts currently recorded as program assets available for broadcast, as we will continue to produce and license additional programs.
Program rights liabilities payable within the next twelve months are included as current liabilities and noncurrent program rights liabilities are included in other noncurrent liabilities.
FCC Repack — In April 2017, the Federal Communications Commission (the “FCC”) began a process of reallocating the broadcast spectrum (the “repack”). Specifically, the FCC is requiring certain television stations to change channels and/or modify their transmission facilities. The U.S. Congress passed legislation which provides the FCC with a fund to reimburse all reasonable costs incurred by stations operating under a full power license and a portion of the costs incurred by stations operating under a low power license that are reassigned to new channels.
We record an FCC repack receivable for the amount of reimbursable costs due from the FCC, which totaled $29.7 million at December 31, 2019 and $19.2 million at December 31, 2018. The total amount of consideration currently due or that has been collected from the FCC is recorded as a deferred liability and will be recognized against depreciation expense in the same manner that the underlying FCC repack fixed assets are depreciated. Deferred FCC repack income totaled $36.8 million at December 31, 2019 and $20.6 million at December 31, 2018.

Leases — We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities and operating lease liabilities in our Consolidated Balance Sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the implicit rate is not readily determinable for most of our leases, we use our incremental borrowing rate when determining the present value of lease payments. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease. The operating lease ROU asset also includes any payments made at or before commencement and is reduced by any lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Goodwill and Other Indefinite-Lived Intangible Assets — Goodwill represents the cost of acquisitions in excess of the acquired businesses’ tangible assets and identifiable intangible assets.
FCC licenses represent the value assigned to the broadcast licenses of acquired broadcast television stations. Broadcast television stations are subject to the jurisdiction of the Federal Communications Commission (“FCC”) which prohibits the operation of stations except in accordance with an FCC license. FCC licenses stipulate each station’s operating parameters as defined by channels, effective radiated power and antenna height. FCC licenses are granted for a term of up to eight years, and are renewable upon request. We have never had a renewal request denied and all previous renewals have been for the maximum term.
We do not amortize goodwill or our FCC licenses, but we review them for impairment at least annually or any time events occur or conditions change that would indicate it is more likely than not the fair value of a reporting unit is below its carrying value. We perform our annual impairment review during the fourth quarter of each year in conjunction with our annual planning cycle. We also assess, at least annually, whether our FCC licenses, classified as indefinite-lived intangible assets, continue to have indefinite lives.
We review goodwill for impairment based upon our reporting units, which are defined as operating segments or groupings of businesses one level below the operating segment level. Reporting units with similar economic characteristics are aggregated into a single unit when testing goodwill for impairment. Our reporting units are our Local Media group, Katz, Stitcher, Triton and Newsy.
Amortizable Intangible Assets — Television network affiliations represents the value assigned to an acquired broadcast television station’s relationship with a national television network. Television stations affiliated with national television networks typically have greater profit margins than independent television stations, primarily due to audience recognition of the television station as a network affiliate. We amortize these network affiliation relationships on a straight-line basis over estimated useful lives of 20 years.
We amortize customer lists and other intangible assets in relation to their expected future cash flows over estimated useful lives of up to 20 years.
Impairment of Long-Lived Assets — We review long-lived assets (primarily property and equipment and amortizable intangible assets) for impairment whenever events or circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the aggregate forecasted undiscounted cash flows derived from the operation of the assets to the carrying amount of the assets. If the aggregate undiscounted cash flow is less than the carrying amount of the assets, then amortizable intangible assets are written down first, followed by other long-lived assets, to fair value. We determine fair value based on discounted cash flows or appraisals. We report long-lived assets to be disposed of at the lower of carrying amount or fair value less costs to sell.
Self-Insured Risks — We are self-insured, up to certain limits, for general and automobile liability, employee health, disability and workers’ compensation claims and certain other risks. Estimated liabilities for unpaid claims totaled $9.1 million at December 31, 2019 and $9.8 million at December 31, 2018. We estimate liabilities for unpaid claims using actuarial methodologies and our historical claims experience. While we re-evaluate our assumptions and review our claims experience on an ongoing basis, actual claims paid could vary significantly from estimated claims, which would require adjustments to expense. Based on the terms of the Master Transaction Agreement with Journal Media Group ("Journal"), Scripps remains the primary obligor for newspaper insurance claims incurred prior to April 1, 2015. We recorded the liabilities related to these claims on our Consolidated Balance Sheets with an offsetting receivable of $1.3 million, which will be paid by Journal.

Income Taxes — We recognize deferred income taxes for temporary differences between the tax basis and reported amounts of assets and liabilities that will result in taxable or deductible amounts in future years. We establish a valuation allowance if we believe that it is more likely than not that we will not realize some or all of the deferred tax assets.
We record a liability for unrecognized tax benefits resulting from uncertain tax positions taken or that we expect to take in a tax return. Interest and penalties associated with such tax positions are included in the tax provision. The liability for additional taxes and interest is included in other liabilities in the Consolidated Balance Sheets.
Risk Management Contracts — We do not hold derivative financial instruments for trading or speculative purposes and we do not hold leveraged contracts. From time to time, we may use derivative financial instruments to limit the impact of interest rate fluctuations on our earnings and cash flows.
Stock-Based Compensation — We have a Long-Term Incentive Plan (the “Plan”) which is described more fully in Note 18. The Plan provides for the award of incentive and nonqualified stock options, stock appreciation rights, restricted stock units (RSUs) and unrestricted Class A Common shares and performance units to key employees and non-employee directors.
We recognize compensation cost based on the grant-date fair value of the award. We determine the fair value of awards that grant the employee the underlying shares by the fair value of a Class A Common share on the date of the award.
Certain awards of RSUs have performance conditions under which the number of shares granted is determined by the extent to which such performance conditions are met (“Performance Shares”). Compensation costs for such awards are measured by the grant-date fair value of a Class A Common share and the number of shares earned. In periods prior to completion of the performance period, compensation costs are based upon estimates of the number of shares that will be earned.
Compensation costs are recognized on a straight-line basis over the requisite service period of the award. The impact of forfeitures is recognized as they occur. The requisite service period is generally the vesting period stated in the award. Grants to retirement-eligible employees are expensed immediately and grants to employees who will become retirement eligible prior to the end of the stated vesting period are expensed over such shorter period because stock compensation grants vest upon the retirement eligibility of the employee.
Earnings Per Share (“EPS”) — Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.
The following table presents information about basic and diluted weighted-average shares outstanding:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$(1,913)	$69,889	$(10,178)
Loss attributable to noncontrolling interest	—	632	1,511
Less income allocated to RSUs	—	(1,129)	—
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$(1,913)	$69,392	$(8,667)
Denominator
Basic weighted-average shares outstanding	80,826	81,369	82,052
Effect of dilutive securities:
Stock options and restricted stock units	—	558	—
Diluted weighted-average shares outstanding	80,826	81,927	82,052
For the years ended December 31, 2019 and 2017, we incurred a net loss and the inclusion of RSUs and stock options would have been anti-dilutive. Accordingly, the diluted EPS calculations exclude the effect from 1.4 million and 1.2 million of outstanding RSUs as of December 31, 2019 and 2017, respectively.

2. Recently Adopted and Issued Accounting Standards

Recently Adopted Accounting Standards — In August 2018, the SEC issued a final rule that amended certain of its disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of shareholders' equity for interim financial statements. Under the amendments, an analysis of changes in each caption of shareholders' equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. This rule was effective for us in 2019.

In February 2016, the Financial Accounting Standards Board ("FASB") issued new guidance on the accounting for leases. Under this guidance, lessees are required to recognize a lease liability and a right-of-use asset for all leases at the commencement date. In July 2018, the FASB approved amendments to create an optional transition method. The amendments provided an option to implement the new leasing standard through a cumulative-effect adjustment to opening retained earnings in the period of adoption without having to restate the comparative periods presented. We adopted the standard on January 1, 2019 using this optional transition method that does not restate the comparative prior periods.

The new guidance provides a number of optional practical expedients in transition. We elected the transition package of three practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. We did not elect the hindsight practical expedient, which permits the use of hindsight when determining lease term and impairment of right-of-use assets. We have utilized the practical expedient to not separate lease and non-lease components. Further, we elected a short-term lease exception policy, permitting us to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less).

Implementation of the standard resulted in the recognition of $33.9 million of right-of-use assets and $37.3 million of lease liabilities, which included the impact of prepaid and deferred rent and lease incentives, on our consolidated balance sheet. No cumulative-effect adjustment was recognized as the amount was not material, and adoption of the standard had no impact on our consolidated statements of operations.

Recently Issued Accounting Standards — In March 2019, the FASB issued new guidance to align the accounting for the costs of producing films and episodic television series in response to changes in production and distribution models in the media and entertainment industry. The new guidance amends the capitalization, amortization, impairment, presentation and disclosure requirements for entities that produce and own content, and also aligns the impairment guidance for licensed content to the owned content fair value model. This guidance applies to broadcasters and entities that produce and distribute films and episodic television series through both traditional mediums and digital mediums. It is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019, with early adoption permitted. Upon adoption, all programming assets (licensed and produced by us) will be recorded as non-current assets in our consolidated balance sheet. We do not expect a material impact to our consolidated statement of operations.

In August 2018, the FASB issued new guidance to address a customer's accounting for implementation costs incurred in a cloud computing arrangement ("CCA") that is a service contract. The new guidance aligns the accounting for costs incurred to implement a CCA that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements in 2020.

In August 2018, the FASB issued new guidance to add, remove and clarify annual disclosure requirements related to defined benefit pension and other postretirement plans. The guidance is effective for fiscal years ending after December 15, 2020 with early adoption permitted, and it should be applied on a retrospective basis. We believe the main impact of this guidance will be to no longer disclose the amount in accumulated other comprehensive income that is expected to be recognized as part of net periodic benefit cost over the next year. Additionally, we will have to add a narrative description for any significant gains and losses affecting the benefit obligation for the period. We are currently evaluating the impact of this guidance on our disclosures.

In June 2016, the FASB issued new guidance that changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that will replace today’s “incurred loss” model, which generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except that the losses will be recognized as an allowance. The guidance is effective in 2020 with early adoption permitted in 2019. We are currently evaluating the impact of this guidance, specifically as it relates to our allowances for accounts receivable, but do not expect a material impact to our consolidated financial statements and related disclosure on adoption.

3. Acquisitions

Television Stations Acquisitions

On September 19, 2019, we closed on the previously announced acquisition of eight television stations in seven markets from the Nexstar Media Group, Inc. ("Nexstar") transaction with Tribune Media Company ("Tribune"). Cash consideration for the transaction totaled $582 million. Seven of the stations were operated by Tribune, and its subsidiaries, and one was operated by Nexstar. Nexstar was required to divest these stations in order to complete its acquisition of Tribune. The purchase price and other related costs associated with the transaction were financed from a combination of incremental term loan B proceeds and a portion of the $500 million of senior unsecured notes issued on July 26, 2019.

From the acquisition date of September 19, 2019 through December 31, 2019, revenue from the Nexstar-Tribune stations was $79.8 million.

On May 1, 2019, we acquired 15 television stations in 10 markets from Cordillera Communications, LLC ("Cordillera"), for $521 million in cash, plus a working capital adjustment of $23.9 million. We financed the acquisition with a $765 million term loan B, of which $240 million was segregated into a separate account for financing a portion of the Nexstar transaction.

From the acquisition date of May 1, 2019 through December 31, 2019, revenue from the Cordillera stations was $105.2 million.

Effective January 1, 2019, we acquired three television stations owned by Raycom Media ("Raycom") — Waco, Texas ABC affiliate KXXV/KRHD and Tallahassee, Florida ABC affiliate WTXL — for $55 million in cash. These stations were being divested as part of Gray Television's acquisition of Raycom.

From the acquisition date of January 1, 2019 through December 31, 2019, revenue from the Raycom stations was $23.4 million.

The following table summarizes the fair values of the Raycom, Cordillera and Nexstar-Tribune assets acquired and liabilities assumed at the closing dates. The allocation of purchase price for the Cordillera and Nexstar-Tribune acquisitions reflect preliminary fair values.

(in thousands)	Raycom	Cordillera	Nexstar- Tribune	Total

Accounts receivable	$—	$26,264	$—	$26,264
Current portion of programming	—	—	11,997	11,997
Other current assets	—	986	3,541	4,527
Property and equipment	11,721	53,734	61,864	127,319
Operating lease right-of-use assets	296	4,667	82,447	87,410
Programming (less current portion)	—	—	9,830	9,830
Goodwill	18,349	252,920	164,457	435,726
Indefinite-lived intangible assets - FCC licenses	6,800	26,700	176,000	209,500
Amortizable intangible assets:
Television network affiliation relationships	17,400	169,400	181,000	367,800
Advertiser relationships	700	5,900	7,100	13,700
Other intangible assets	—	13,000	—	13,000
Accounts payable	—	(15)	—	(15)
Accrued expenses	—	(3,983)	(1,820)	(5,803)
Current portion of programming liabilities	—	—	(16,211)	(16,211)
Other current liabilities	—	(280)	(3,035)	(3,315)
Programming liabilities	—	—	(15,079)	(15,079)
Operating lease liabilities	(296)	(4,387)	(79,766)	(84,449)
Net purchase price	$54,970	$544,906	$582,325	$1,182,201

Of the value allocated to amortizable intangible assets, television network affiliation relationships have an estimated amortization period of 20 years, advertiser relationships have estimated amortization periods of 5-10 years and the value allocated to a shared services agreement has an estimated amortization period of 20 years.

The goodwill of $436 million arising from the transactions consists largely of synergies, economies of scale and other benefits of a larger broadcast footprint. We allocated the goodwill to our Local Media segment. We treated the transactions as asset acquisitions for income tax purposes resulting in a step-up in the assets acquired. The goodwill is deductible for income tax purposes.

Omny Studio

On June 10, 2019, we completed the acquisition of Omny Studio ("Omny") for a cash purchase price of $8.3 million. Omny is a Melbourne, Australia-based podcasting software-as-a-service company operating as a part of Triton in our National Media segment. Omny is an audio-on-demand platform built specifically for professional audio publishers. The platform enables audio publishers to seamlessly record, edit, distribute, monetize and analyze podcast content; replace static ads with dynamically inserted, highly targeted ads; and automates key aspects of campaign management, such as industry separation, frequency capping and volume normalization.

The preliminary purchase price allocation assigned $5.3 million to goodwill, $3.8 million to a developed technology intangible asset and the remainder was allocated to various working capital and deferred tax liability accounts. The developed technology intangible asset has an estimated amortization period of 10 years. The goodwill arising from the transaction consists largely of the fact that the addition of Omny's podcast and on-demand audio publishing platform to Triton's portfolio of streaming, advertising and measurement technologies provides audio publishers around the world with a full-stack enterprise solution to increase reach and revenue.

Triton

On November 30, 2018, we acquired Triton Digital Canada, Inc. ("Triton") for total cash consideration of $160 million. Assets acquired in the transaction included approximately $10.5 million of cash. The transaction was funded with cash on hand at time of closing. Triton is a leading global digital audio infrastructure and audience measurement services company. Triton’s infrastructure and ad-serving solutions deliver live and on-demand audio streams and insert advertisements into those streams. Triton’s data and measurement service is recognized as the currency by which publishers sell digital audio advertising.

The following table summarizes the final fair values of the Triton assets acquired and liabilities assumed at the closing date.

(in thousands)

Cash	$10,515
Accounts receivable	8,879
Other current assets	679
Property and equipment	705
Goodwill	80,656
Other intangible assets	75,000
Accounts payable	(1,895)
Accrued expenses	(3,332)
Other current liabilities	(18)
Deferred tax liability	(10,976)
Total purchase price	$160,213

The acquisition date fair value of goodwill was revised in 2019. Goodwill was decreased by $3.2 million as a result of adjustments to assumed tax liability balances in the opening balance sheet. Adjustment to decrease the fair value of the deferred tax liability by $3.6 million was partially offset by adjustments to various working capital accounts.

Of the $75 million allocated to intangible assets, $39 million was assigned to various developed technologies for audience measurement, content delivery and advertising with lives ranging from 8-12 years, $31 million was assigned to customer relationships with a life of 12 years and $5 million was assigned to trade names with a life of 10 years.

The goodwill of $81 million arises from being able to capitalize on the growth of the streaming audio industry and further improve our position in the global digital audio marketplace. The goodwill is allocated to our National Media segment. The transaction is accounted for as a stock acquisition which applies carryover tax basis to the assets and liabilities acquired. The goodwill is not deductible for income tax purposes.

Katz

On October 2, 2017 we acquired the Katz networks for $292 million, which was net of a 5.33% non-controlling interest we owned prior to the acquisition date. At the time of acquisition, Katz owned and operated four national television networks — Bounce, Grit, Escape and Laff. The acquisition was funded through the issuance of a new term loan B. Katz is included as part of our National Media segment.

The following table summarizes the final fair values of the Katz assets acquired and liabilities assumed at the closing date.

(in thousands)

Cash	$21,372
Accounts receivable	44,306
Current portion of programming	36,218
Intangible assets	32,300
Goodwill	203,760
Programming (less current portion)	52,908
Other assets	11,356
Accounts payable and accrued liabilities	(29,339)
Current portion of programming liabilities	(32,877)
Programming liabilities	(37,692)
Net purchase price	$302,312

The acquisition date fair value of goodwill was revised in 2018. Goodwill was decreased by $5.8 million. Adjustments to increase the fair value of property and equipment by $9.9 million were partially offset by adjustments to decrease the fair value of program assets by $4.1 million. Additionally, these changes to the acquired value of assets in 2018 resulted in an increase to previously reported depreciation expense of $0.3 million and a decrease to previously reported programming costs of $0.3 million.

Of the $32 million allocated to intangible assets, $8 million was assigned to trade names with a life of 10 years and $24 million was assigned to advertiser relationships with a life of 5 years.

The goodwill of $204 million arises from being able to enter into the market for established over-the-air networks. The goodwill was allocated to our National Media segment. We treated the transaction as an asset acquisition for income tax purposes with a step-up in the assets acquired. The goodwill is deductible for income tax purposes.

Prior to the acquisition of Katz, we owned a 5.33% noncontrolling interest of the company. Upon obtaining a controlling interest in Katz in 2017, we recorded a $5.4 million gain from the fair value remeasurement of our 5.33% interest. This gain was included in Miscellaneous, net in our Consolidated Statements of Operations for the year ended December 31, 2017.

Pro forma results of operations

Pro forma results of operations, assuming the Cordillera and Nexstar-Tribune acquisitions had taken place at the beginning of 2018, are presented in the following table. The pro forma results do not include Raycom or Omny Studio, as the impact of these acquisitions, individually or in the aggregate, is not material to prior year results of operations. The pro forma information includes the historical results of operations of Scripps, Cordillera and Nexstar-Tribune, as well as adjustments for additional depreciation and amortization of the assets acquired, additional interest expense related to the financing of the transaction and other transactional adjustments. The pro forma results exclude the $19.9 million of transaction related costs that were expensed in conjunction with the acquisitions and do not include efficiencies, cost reductions or synergies expected to result from the acquisitions. The unaudited pro forma financial information is not necessarily indicative of the results that actually would have occurred had the acquisitions been completed at the beginning of the period.

	For the years ended December 31,
(in thousands, except per share data) (unaudited)	2019	2018

Operating revenues	$1,572,493	$1,568,360
Income (loss) from continuing operations attributable to the shareholders of The E.W. Scripps Company	(18,657)	42,426
Income (loss) per share from continuing operations attributable to the shareholders of The E.W. Scripps Company
Basic	$(0.23)	$0.51
Diluted	(0.23)	0.51

4. Asset Write-Downs and Other Charges and Credits

Income (loss) from continuing operations before income taxes was affected by the following:

2019 — Acquisition and related integration costs of $26.3 million reflect investment banking and legal fees incurred to complete the current year acquisitions, as well as professional service costs incurred to integrate Triton and the Raycom, Cordillera and Nexstar-Tribune television stations.

2018 — Costs associated with our previously announced restructuring totaled $8.9 million.

Acquisition and related integration costs of $4.1 million reflect professional service costs incurred to integrate Triton and the former Raycom stations, as well as costs related to the 2019 Cordillera acquisition.

In the fourth quarter of 2018, we incurred a non-cash impairment charge of $8.9 million related to our original programming show, Pickler & Ben, which was not renewed for a third season.

2017 — In the second quarter, we sold our newspaper syndication business, resulting in a gain of $3.0 million.

Restructuring includes $3.5 million of severance associated with a change in senior management and employees, as well as outside consulting fees associated with changes in our management and operating structure.

In the third quarter of 2017, we recorded a $29.4 million non-cash charge to reduce the carrying value of goodwill and $6.3 million to reduce the value of intangible assets related to Cracked. For more information around the impairment of goodwill and intangible assets, see Note 10.

We recognized a $5.4 million gain on our investment in Katz when we completed the acquisition in the fourth quarter.

5. Income Taxes
We file a consolidated federal income tax return, consolidated unitary returns in certain states, other separate state income tax returns for certain of our subsidiary companies, and applicable foreign returns.
The provision for income taxes from continuing operations consisted of the following:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Current:
Federal	$6,653	$3,865	$1,431
State and local	2,235	2,331	(790)
Foreign	(6)	1	—
Total current income tax provision (benefit)	8,882	6,197	641
Deferred:
Federal	(6,346)	15,588	(16,828)
State and local	206	1,000	(2,725)
Foreign	175	(4)	—
Total deferred income tax provision (benefit)	(5,965)	16,584	(19,553)
Provision (benefit) for income taxes	$2,917	$22,781	$(18,912)

The difference between the statutory rate for federal income tax and the effective income tax rate was as follows:

	For the years ended December 31,
	2019	2018	2017

Statutory rate	21.0%	21.0%	35.0%
Effect of:
State and local income taxes, net of federal tax benefit	212.7	3.7	1.8
Excess tax benefits from stock-based compensation	(60.4)	0.7	7.8
Nondeductible expenses	118.7	1.2	(5.0)
Reserve for uncertain tax positions	(13.7)	(0.1)	4.0
U.S. federal statutory rate change	—	—	14.5
Other	12.2	(1.9)	6.9
Effective income tax rate	290.5%	24.6%	65.0%

The approximate effect of the temporary differences giving rise to deferred income tax assets (liabilities) were as follows:

	As of December 31,
(in thousands)	2019	2018

Temporary differences:
Property and equipment	$(33,802)	$(14,503)
Goodwill and other intangible assets	(100,841)	(80,590)
Investments, primarily gains and losses not yet recognized for tax purposes	3,176	3,067
Accrued expenses not deductible until paid	7,694	8,763
Deferred compensation and retiree benefits not deductible until paid	54,258	56,902
Operating lease right-of-use assets	(31,039)	—
Operating lease liabilities	32,632	—
Interest limitation carryforward	12,527	—
Other temporary differences, net	3,422	3,616
Total temporary differences	(51,973)	(22,745)
Federal and state net operating loss carryforwards	51,308	12,800
Valuation allowance for state deferred tax assets	(4,905)	(5,101)
Net deferred tax liability	$(5,570)	$(15,046)
Total federal operating loss carryforwards were $176 million and state operating loss carryforwards were $353 million at December 31, 2019. Our state tax loss carryforwards expire through 2039. Because we file separate state income tax returns for certain of our subsidiary companies, we are not able to use state tax losses of a subsidiary company to offset state taxable income of another subsidiary company.

Deferred tax assets related to our state jurisdictions totaled $12 million at December 31, 2019. We recognize state net operating loss carryforwards as deferred tax assets, subject to valuation allowances. At each balance sheet date, we estimate the amount of carryforwards that are not expected to be used prior to expiration of the carryforward period. The tax effect of the carryforwards that are not expected to be used prior to their expiration is included in the valuation allowance.

The Company has not provided for income taxes, including withholding tax, U.S. state taxes, or tax on foreign exchange rate changes, associated with the undistributed earnings of our non-U.S. subsidiaries because we plan to indefinitely reinvest the unremitted earnings in these entities.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly revised the future ongoing U.S. corporate income tax by, among other things, lowering U.S. corporate income tax rates.

The reduction of the U.S. corporate tax rate caused the Company to adjust its federal deferred tax assets and liabilities to the lower base rate of 21%. The change in the rate resulted in a provisional estimated benefit of $4.2 million for the year ended December 31, 2017. This amount includes the benefit related to the rate change on the deferred tax liabilities included in the radio net assets that are classified as held for sale (see Note 21) as such benefit is required by GAAP to be included in income taxes from continuing operations.

The SEC provided guidance in SAB 118 that would allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related income tax impacts. In accordance with that guidance, the income tax effects recorded in 2017 were provisional, including those related to our revaluation of federal deferred tax assets and liabilities. The accounting for the income tax effects could have been adjusted during 2018 as a result of continuing analysis of the Tax Act, or additional implementation guidance from the Internal Revenue Service (IRS), state tax authorities, the SEC, the FASB, or the Joint Committee on Taxation. We had no material adjustments to our accounting for the Tax Act during 2018.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Gross unrecognized tax benefits at beginning of year	$1,112	$1,088	$2,665
Increases in tax positions for prior years	87	130	16
Decreases in tax positions for prior years	(387)	(33)	(390)
Increases in tax positions for current years	—	182	—
Decreases in tax positions for current years	(167)	—	(54)
Decreases from lapse in statute of limitations	(69)	(255)	(1,149)
Gross unrecognized tax benefits at end of year	$576	$1,112	$1,088
The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $0.2 million at December 31, 2019. We accrue interest and penalties related to unrecognized tax benefits in our provision for income taxes. At December 31, 2019 and 2018, we had accrued interest related to unrecognized tax benefits of less than $0.1 million.
We file income tax returns in the U.S. and in various state and local jurisdictions. We are routinely examined by tax authorities in these jurisdictions. At December 31, 2019, we are no longer subject to federal income tax examinations for years prior to 2016. For state and local jurisdictions, we are generally no longer subject to income tax examinations for years prior to 2015.

Due to the potential for resolution of federal and state examinations, and the expiration of various statutes of limitation, it is reasonably possible that our gross unrecognized tax benefits balance may change within the next twelve months by as much as $0.1 million.

6. Restricted Cash

At December 31, 2018, our cash and cash equivalents included $5.1 million held in a restricted cash account on deposit with our insurance carrier. This account served as collateral, in place of an irrevocable stand-by letter of credit, to provide financial assurance that we will fulfill our obligations with respect to cash requirements associated with our workers' compensation self-insurance. This cash was to remain on deposit with the carrier until all claims have been paid or we provided a letter of credit in lieu of the cash deposit. At December 31, 2019, no deposits were held in a restricted cash account as we provided a letter of credit in lieu of the cash deposit.

7. Investments
Investments consisted of the following:

	As of December 31,
(in thousands)	2019	2018

Investments held at cost	$4,405	$4,114
Equity method investments	3,970	3,048
Total investments	$8,375	$7,162
Our investments do not trade in public markets, thus they do not have readily determinable fair values. We estimate the fair values of the investments to approximate their carrying values at December 31, 2019 and 2018.

8. Property and Equipment
Property and equipment consisted of the following:

	As of December 31,
(in thousands)	2019	2018

Land and improvements	$62,712	$47,054
Buildings and improvements	187,830	144,389
Equipment	452,239	344,909
Computer software	20,047	17,492
Total	722,828	553,844
Accumulated depreciation	352,450	322,343
Net property and equipment	$370,378	$231,501

9. Leases
We have operating leases for office space, data centers and certain equipment. Our leases have remaining lease terms of 1 year to 20 years, some of which may include options to extend the leases for up to 5 years, and some of which may include options to terminate the leases within 1 year. Operating lease costs recognized in our consolidated statements of operations for the year ended December 31, 2019 totaled $14.7 million, including short-term lease costs of $0.3 million.
Other information related to our operating leases was as follows:

(in thousands, except lease term and discount rate)	As of December 31, 2019

Balance Sheet Information
Right-of-use assets	$128,192
Other current liabilities	15,051
Operating lease liabilities	113,648
Weighted Average Remaining Lease Term
Operating leases	12.59 years
Weighted Average Discount Rate
Operating leases	5.19%

(in thousands)	As of December 31, 2019

Supplemental Cash Flows Information
Cash paid for amounts included in the measurement of lease liabilities	$14,022
Right-of-use assets obtained in exchange for lease obligations	9,612

Future minimum lease payments under non-cancellable operating leases as of December 31, 2019 were as follows:

(in thousands)	Operating Leases

2020	$20,445
2021	11,263
2022	14,625
2023	14,703
2024	13,444
Thereafter	102,711
Total future minimum lease payments	177,191
Less: Imputed interest	(48,492)
Total	$128,699
Future minimum lease payments under non-cancellable operating leases as of December 31, 2018(1) were as follows:

(in thousands)	Operating Leases

2019	$9,214
2020	7,204
2021	4,577
2022	4,393
2023	4,179
Thereafter	14,878
Total future minimum lease payments	$44,445
(1)    Amounts included for comparability and accounted for in accordance with ASC 840, "Leases".

10. Goodwill and Other Intangible Assets
Goodwill by business segment was as follows:

(in thousands)	Local Media	National Media	Total

Gross balance as of December 31, 2016	$708,133	$58,385	$766,518
Accumulated impairment losses	(216,914)	(21,000)	(237,914)
Net balance as of December 31, 2016	491,219	37,385	528,604
Cracked impairment charge	—	(29,403)	(29,403)
Katz acquisition	—	209,572	209,572
Balance as of December 31, 2017	$491,219	$217,554	$708,773

Gross balance as of December 31, 2017	$708,133	$267,957	$976,090
Accumulated impairment losses	(216,914)	(50,403)	(267,317)
Net balance as of December 31, 2017	491,219	217,554	708,773
Katz acquisition adjustments	—	(5,812)	(5,812)
Triton acquisition	—	83,876	83,876
Balance as of December 31, 2018	$491,219	$295,618	$786,837

Gross balance as of December 31, 2018	$708,133	$346,021	$1,054,154
Accumulated impairment losses	(216,914)	(50,403)	(267,317)
Net balance as of December 31, 2018	491,219	295,618	786,837
Television stations acquisitions	435,726	—	435,726
Omny acquisition	—	5,336	5,336
Triton acquisition adjustment	—	(3,220)	(3,220)
Balance as of December 31, 2019	$926,945	$297,734	$1,224,679

Gross balance as of December 31, 2019	$1,143,859	$348,137	$1,491,996
Accumulated impairment losses	(216,914)	(50,403)	(267,317)
Net balance as of December 31, 2019	$926,945	$297,734	$1,224,679
Other intangible assets consisted of the following:

	As of December 31,
(in thousands)	2019	2018

Amortizable intangible assets:
Carrying amount:
Television network affiliation relationships	$616,244	$248,444
Customer lists and advertiser relationships	104,300	93,100
Other	102,956	82,193
Total carrying amount	823,500	423,737
Accumulated amortization:
Television network affiliation relationships	(82,917)	(62,020)
Customer lists and advertiser relationships	(42,012)	(31,323)
Other	(23,811)	(11,703)
Total accumulated amortization	(148,740)	(105,046)
Net amortizable intangible assets	674,760	318,691
Indefinite-lived intangible assets — FCC licenses	385,915	157,215
Total other intangible assets	$1,060,675	$475,906

On April 4, 2019, we acquired assets from an independent station in Stuart, Florida, for $23.6 million in cash. The value attributed to the acquired FCC license totaled $19.2 million and $4.1 million of value was attributed to other intangible assets.

In 2018, we recognized other intangible assets of $5.8 million related to the acquisition of cable and satellite carriage rights for the launch of our Newsy cable network. These rights are amortized over the life of the respective carriage agreement.
Estimated amortization expense of intangible assets for each of the next five years is $56.9 million in 2020, $54.8 million in 2021, $49.8 million in 2022, $44.7 million in 2023, $42.9 million in 2024 and $425.7 million in later years.
Goodwill and indefinite-lived intangible assets are tested for impairment annually and any time events occur or conditions change that would indicate it is more likely than not the fair value of a reporting unit is below its carrying value. Such indicators of impairment include, but are not limited to, changes in business climate or other factors resulting in low cash flow related to such assets. If the fair value is less than the carrying value of the reporting unit then an impairment of goodwill exists and an impairment charge is recorded for the difference between the carrying value of the reporting unit and its estimated fair value, not to exceed the carrying value of the goodwill.

The slower development of our original operating model created indications of impairment of goodwill as of September 30, 2017 for Cracked.

Under the process required by GAAP, we estimated the fair value of Cracked. The fair value was determined using a combination of discounted cash flow approach, which estimated fair value based upon future revenues, expenses and cash flows discounted to their present value, and a market approach, which estimated fair value using market multiples of various financial measures compared to a set of comparable public companies. The discounted cash flow approach utilized unobservable factors, such as projected revenues and expenses and a discount rate applied to the estimated cash flows. The determination of the discount rate was based on a cost of capital model, using a risk-free rate, adjusted by a stock-beta adjusted risk premium and a size premium. The inputs to the nonrecurring fair value determination of our reporting units are classified as Level 3 fair value measurements under GAAP.

The valuation methodology and underlying financial information used to determine fair value requires significant judgments to be made by management. These judgments include, but are not limited to, long-term projections of future financial performance and the selection of appropriate discount rates used to determine the present value of future cash flows. Changes in such estimates or the application of alternative assumptions could produce significantly different results.

We concluded that the fair value of Cracked did not exceed its carrying value as of September 30, 2017. Based upon our valuations, we recorded a $29.4 million non-cash impairment charge in 2017 to reduce the carrying value of goodwill and $6.3 million to reduce the value of intangible assets.

11. Long-Term Debt
Long-term debt consisted of the following:

	As of December 31,
(in thousands)	2019	2018

Revolving credit facility	$—	$—
Senior unsecured notes, due in 2025	400,000	400,000
Senior unsecured notes, due in 2027	500,000	—
Term loan, due in 2024	293,250	296,250
Term loan, due in 2026	759,272	—
Total outstanding principal	1,952,522	696,250
Less: Debt issuance costs and issuance discounts	(37,492)	(7,486)
Less: Current portion	(10,612)	(3,000)
Net carrying value of long-term debt	1,904,418	685,764
Fair value of long-term debt *	$1,991,164	$662,844
* Fair values of the 2025 and 2027 Senior Notes are estimated based on quoted private market transactions and are classified as Level 1 in the fair value hierarchy. The fair values of the term loans are based on observable estimates provided by third party financial professionals, and as such, are classified within Level 2 of the fair value hierarchy.

2025 Senior Unsecured Notes

On April 28, 2017, we issued $400 million of senior unsecured notes (the "2025 Senior Notes"), which bear interest at a rate of 5.125% per annum and mature on May 15, 2025. The proceeds of the 2025 Senior Notes were used to repay an old term loan, for the payment of the related issuance costs and for general corporate purposes. The 2025 Senior Notes were priced at 100% of par value and interest is payable semi-annually on May 15 and November 15. Prior to May 15, 2020, we may redeem the 2025 Senior Notes, in whole or in part, at any time, or from time to time, at a price equal to 100% of the principal amount of the 2025 Senior Notes, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium, as set forth in the 2025 Senior Notes indenture. In addition, on or prior to May 15, 2020, we may redeem up to 40% of the Senior Notes, using proceeds of equity offerings. If we sell certain of our assets or have a change of control, the holders of the 2025 Senior Notes may require us to repurchase some or all of the notes. The 2025 Senior Notes are also guaranteed by us and the majority our subsidiaries. The 2025 Senior Notes contain covenants with which we must comply that are typical for borrowing transactions of this nature.

We incurred approximately $7.0 million of deferred financing costs in connection with the issuance of the 2025 Senior Notes, which are being amortized over the life of the notes. Additionally, in the second quarter of 2017, we wrote off $2.4 million of deferred financing costs associated with an old term loan.

2027 Senior Unsecured Notes

On July 26, 2019, our wholly-owned subsidiary, Scripps Escrow, Inc. ("Scripps Escrow"), issued $500 million of senior unsecured notes, which bear interest at a rate of 5.875% per annum and mature on July 15, 2027 ("the 2027 Senior Notes"). The 2027 Senior Notes were released from Escrow on September 19, 2019 upon closing the acquisition of eight television stations from Nexstar. A portion of the proceeds from these 2027 Senior Notes and the incremental term loan B proceeds were used to finance these stations acquired from Nexstar. The 2027 Senior Notes were priced at 100% of par value and interest is payable semi-annually on July 15 and January 15, commencing on January 15, 2020. Prior to July 15, 2022, we may redeem up to 40% of the aggregate principal amount of the 2027 Senior Notes at a redemption price of 105.875% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. We may also redeem some or all of the notes before 2022 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date. If we sell certain of our assets or have a change of control, the holders of the 2027 Senior Notes may require us to repurchase some or all of the notes. The 2027 Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by certain of our existing and future domestic restricted subsidiaries. The 2027 Senior Notes contain covenants with which we must comply that are typical for borrowing transactions of this nature. There are no registration rights associated with the 2027 Senior Notes.

We incurred approximately $10.7 million of deferred financing costs in connection with the issuance of the 2027 Senior Notes, which are being amortized over the life of the notes.

Scripps Senior Secured Credit Agreement

On October 2, 2017, we issued a $300 million term loan B which matures in October 2024 ("2024 term loan"). We amended this term loan on April 4, 2018, reducing the interest rate by 25 basis points. Following the amendment, interest is payable on the 2024 term loan at a rate based on LIBOR, plus a fixed margin of 2.00%. Interest will reduce to a rate of LIBOR plus a fixed margin of 1.75% if the Company's total net leverage, as defined by the amended agreement, is below 2.75. The 2024 term loan requires annual principal payments of $3 million.

As of December 31, 2019 and 2018, the interest rate on the 2024 term loan was 3.80% and 4.34%, respectively. The weighted-average interest rate was 3.88% and 4.30% in 2019 and 2018, respectively.

On May 1, 2019, we entered into a Fourth Amendment to the Third Amended and Restated Credit Agreement ("Fourth Amendment"). Under the Fourth Amendment, we issued a $765 million term loan B ("2026 term loan") that matures in May 2026 with interest payable at rates based on LIBOR, plus a fixed margin of 2.75%. We amended this term loan on December 18, 2019, reducing the interest rate by 25 basis points. Following the amendment, interest is payable on the 2026 term loan at a rate based on LIBOR, plus a fixed margin of 2.50%. The 2026 term loan requires annual principal payments of $7.6 million. Deferred financing costs and original issuance discount totaled approximately $23.0 million with this term loan, which are being amortized over the life of the loan.

Of the $765 million raised under the 2026 term loan, $525 million of the proceeds were used to fund the Cordillera acquisition and pay related fees and expenses, which closed on May 1, 2019. The remaining proceeds financed a portion of the acquisition of eight broadcast television stations from the Nexstar transaction with Tribune Media Company, which closed on September 19, 2019.

As of December 31, 2019, the interest rate on the 2026 term loan was 4.30%. The weighted-average interest rate on the 2026 term loan was 4.56% for the months it was outstanding during 2019.

Our credit agreement also includes a provision that in certain circumstances we must use a portion of excess cash flow to repay debt. As of December 31, 2019, we were not required to make any additional principal payments pursuant to this provision.

We have a $210 million revolving credit facility ("Revolving Credit Facility") that expires in April 2022. Interest is payable on the Revolving Credit Facility at rates based on LIBOR, plus a margin, based on our leverage ratio, ranging from 1.75% to 2.50%. The weighted-average interest rate over the period we had a drawn revolver balance in 2019 was 4.18%. As of December 31, 2019, there were no borrowings under the revolving credit agreement.

The Revolving Credit Facility includes the maintenance of a net leverage ratio when we have outstanding borrowings on the facility, as well as other restrictions on payments (dividends and share repurchases). Additionally, we can make acquisitions as long as the pro forma net leverage ratio is less than 5.5 to 1.0.

Commitment fees of 0.30% to 0.50% per annum, based on our leverage ratio, of the total unused commitment are payable under the Revolving Credit Facility.

As of December 31, 2019 and 2018, we had outstanding letters of credit totaling $6.0 million and $0.1 million, respectively, under the Revolving Credit Facility.

Our credit agreement grants the lenders pledges of our equity interests in our subsidiaries and security interests in substantially all other personal property including cash, accounts receivables and equipment.

12. Fair Value Measurement

We measure certain financial assets and liabilities at fair value on a recurring basis, such as cash equivalents. The fair values of these financial assets were determined based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. These levels of input are as follows:

•Level 1 — Quoted prices in active markets for identical assets or liabilities.
•Level 2 — Inputs, other than quoted market prices in active markets, that are observable either directly or indirectly.
•Level 3 — Unobservable inputs based on our own assumptions.

The following tables set forth our assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018:

	December 31, 2019
(in thousands)	Total	Level 1	Level 2	Level 3

Cash equivalents	$8,948	$8,948	$—	$—

	December 31, 2018
(in thousands)	Total	Level 1	Level 2	Level 3

Cash equivalents	$1,007	$1,007	$—	$—

13. Other Liabilities
Other liabilities consisted of the following:

	As of December 31,
(in thousands)	2019	2018

Employee compensation and benefits	$21,403	$19,775
Deferred FCC repack income	36,770	20,620
Programming liability	57,291	43,825
Liability for pension benefits	190,219	198,444
Liabilities for uncertain tax positions	637	811
Other	9,628	11,067
Other liabilities (less current portion)	$315,948	$294,542

14. Supplemental Cash Flow Information
The following table presents additional information about the change in certain working capital accounts:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Accounts receivable	$(98,714)	$(16,910)	$(17,181)
Other current assets	(11,056)	(2,396)	(5,775)
Accounts payable	1,572	(35)	(46)
Accrued employee compensation and benefits	877	7,718	2,100
Accrued interest	12,726	6	465
Other accrued liabilities	4,239	(2,471)	8,591
Unearned revenue	358	2,037	708
Other, net	(19,532)	605	278
Total	$(109,530)	$(11,446)	$(10,860)

15. Employee Benefit Plans
We sponsor a noncontributory defined benefit pension plan and non-qualified Supplemental Executive Retirement Plans ("SERPs"). Both the defined benefit plan and the SERPs have frozen the accrual of future benefits.
We sponsor a defined contribution plan covering substantially all non-union and certain union employees. We match a portion of employees' voluntary contributions to this plan.
Other union-represented employees are covered by defined benefit pension plans jointly sponsored by us and the union, or by union-sponsored multi-employer plans.
We use a December 31 measurement date for our retirement plans. Retirement plans expense is based on valuations as of the beginning of each year.
The components of the expense consisted of the following:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Interest cost	$23,287	$23,836	$25,966
Expected return on plan assets, net of expenses	(19,974)	(22,232)	(17,439)
Amortization of actuarial loss and prior service cost	2,622	3,527	4,424
Settlement losses	—	11,713	—
Total for defined benefit plans	5,935	16,844	12,951
Multi-employer plans	132	190	253
SERPs	1,018	2,908	1,161
Defined contribution plan	10,494	8,619	9,183
Net periodic benefit cost	17,579	28,561	23,548
Allocated to discontinued operations	(447)	(789)	(848)
Net periodic benefit cost - continuing operations	$17,132	$27,772	$22,700

In 2018, we recognized a $1.8 million non-cash settlement charge related to lump-sum distributions from our SERP. Settlement charges are recorded when total lump-sum distributions for a plan's year exceed the total projected service cost and interest cost for that plan year.

In November of 2018, we merged $306 million of pension assets and $419 million of pension obligations from our Scripps Pension Plan ("SPP”) into the Journal Communications, Inc. Plan (“JCI Plan”) that we also sponsor. The SPP retained pension assets and pension obligations totaling $9 million. Following the merger, we terminated the SPP and purchased a single premium group annuity contract from an insurance company in the amount of $53.5 million for the terminating SPP participants and certain participants in the newly merged JCI Plan. Upon issuance of the group annuity contract, the insurance company assumed all investment risk associated with the assets that were delivered as the annuity contract premium and assumed the obligation to make future annuity payments to approximately 600 remaining retirees receiving pension benefits in the SPP and approximately 1,500 remaining retirees receiving pension benefits in the newly merged JCI Plan. There was no change to the pension benefits for any plan participants as a result of these transactions and the purchase of the group annuity contract was funded directly by assets of the SPP and JCI Plan. In the fourth quarter of 2018, we recognized a one-time non-cash settlement charge of $11.7 million in connection with these transactions.

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) were as follows:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Actuarial gain/(loss)	$(5,478)	$(7,765)	$12,205
Prior service cost	—	(424)	—
Amortization of actuarial loss and prior service cost	2,622	3,527	4,424
Reclassification of actuarial loss related to settlement	—	11,713	—
Total	$(2,856)	$7,051	$16,629

In addition to the amounts summarized above, amortization of actuarial losses related to our SERPs recognized through other comprehensive income was $0.2 million in 2019, $0.3 million in 2018 and $0.2 million in 2017, and settlement losses in 2018 totaled $1.8 million. We recognized actuarial losses for our SERPs of $1.9 million and $2.5 million in 2019 and 2017, respectively, and a gain of $1.0 million in 2018.

Assumptions used in determining the annual retirement plans expense were as follows:

	2019	2018 (1)	2017 (2)

Discount rate	4.38%	3.71%-4.58%	4.26%
Long-term rate of return on plan assets	5.50%	5.10%	4.20%-4.30%
(1) Range presented for 2018 discount rate represents the rates used for various remeasurement periods during the year as well as differing rates used for Scripps Pension Plan and Journal Communications, Inc. Plan.
(2) Range presented for long-term rate of return on plan assets for 2017 represents the rates used for Scripps Pension Plan and Journal Communications, Inc. Plan.
The discount rate used to determine our future pension obligations is based on a dedicated bond portfolio approach that includes securities rated Aa or better with maturities matching our expected benefit payments from the plans.
The expected long-term rate of return on plan assets is based upon the weighted-average expected rate of return and capital market forecasts for each asset class employed.
Changes in other key actuarial assumptions affect the determination of the benefit obligations as of the measurement date and the calculation of net periodic benefit costs in subsequent periods.

Obligations and Funded Status — The defined benefit pension plan obligations and funded status are actuarially valued as of the end of each year. The following table presents information about our employee benefit plan assets and obligations:

	Defined Benefit Plans		SERPs
	For the years ended December 31,
(in thousands)	2019	2018	2019	2018

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$544,581	$654,536	$16,985	$23,691
Interest cost	23,287	23,836	718	746
Benefits paid	(35,186)	(33,872)	(1,019)	(1,021)
Actuarial (gains)/losses	60,909	(46,800)	1,857	(1,034)
Plan Amendments	—	424	—	—
Settlements	—	(53,543)	—	(5,397)
Projected benefit obligation at end of year	593,591	544,581	18,541	16,985
Plan assets:
Fair value at beginning of year	361,891	464,441	—	—
Actual return on plan assets	75,405	(32,334)	—	—
Company contributions	18,589	17,199	1,019	6,418
Benefits paid	(35,186)	(33,872)	(1,019)	(1,021)
Settlements	—	(53,543)	—	(5,397)
Fair value at end of year	420,699	361,891	—	—
Funded status	$(172,892)	$(182,690)	$(18,541)	$(16,985)
Amounts recognized in Consolidated Balance Sheets:
Current liabilities	$—	$—	$(1,214)	$(1,231)
Noncurrent liabilities	(172,892)	(182,690)	(17,327)	(15,754)
Total	$(172,892)	$(182,690)	$(18,541)	$(16,985)

Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss	$123,065	$120,191	$7,240	$5,571
Prior service cost	406	424	—	—

In 2020, we expect to recognize amortization of accumulated other comprehensive loss into net periodic benefit costs of $4.8 million (including $0.3 million for our SERPs).
Information for pension plans with an accumulated benefit obligation and projected benefit obligation in excess of plan assets was as follows:

	Defined Benefit Plans		SERPs
	As of December 31,
(in thousands)	2019	2018	2019	2018

Accumulated benefit obligation	$593,591	$544,581	$18,541	$16,985
Projected benefit obligation	593,591	544,581	18,541	16,985
Fair value of plan assets	420,699	361,891	—	—
Assumptions used to determine the defined benefit pension plans benefit obligations were as follows:

	2019	2018	2017

Weighted average discount rate	3.40%	4.38%	3.70%
In 2020, we expect to contribute $1.2 million to fund our SERPs and $31.8 million to fund our qualified defined benefit pension plan.

Estimated future benefit payments expected to be paid from the plans for the next ten years are $31.4 million in 2020, $31.9 million in 2021, $32.4 million in 2022, $33.0 million in 2023, $33.8 million in 2024 and a total of $175.0 million for the five years ending 2029.
Plan Assets and Investment Strategy
Our long-term investment strategy for pension assets is to earn a rate of return over time that minimizes future contributions to the plan while reducing the volatility of pension assets relative to pension liabilities. The strategy reflects the fact that we have frozen the accrual of service credits under our plans which cover the majority of employees. We evaluate our asset allocation target ranges for equity, fixed income and other investments annually. We monitor actual asset allocations quarterly and adjust as necessary. We control risk through diversification among multiple asset classes, managers and styles. Risk is further monitored at the manager and asset class level by evaluating performance against appropriate benchmarks.
Information related to our pension plan asset allocations by asset category were as follows:

	Target allocation	Percentage of plan assets as of December 31,
	2020	2019	2018

US equity securities	20%	17%	19%
Non-US equity securities	30%	39%	28%
Fixed-income securities	45%	43%	46%
Other	5%	1%	7%
Total	100%	100%	100%
U.S. equity securities include common stocks of large, medium and small capitalization companies, which are predominantly U.S. based. Non-U.S. equity securities include companies domiciled outside of the U.S. and American depository receipts. Fixed-income securities include securities issued or guaranteed by the U.S. government, mortgage backed securities and corporate debt obligations. Other investments include real estate funds and cash equivalents.
Under our asset allocation strategy, approximately 45% of plan assets are invested in a portfolio of fixed income securities with a duration approximately that of the projected payment of benefit obligations. The remaining 55% of plan assets are invested in equity securities and other return-seeking assets. The expected long-term rate of return on plan assets is based primarily upon the target asset allocation for plan assets and capital markets forecasts for each asset class employed.

The following table presents our plan assets as of December 31, 2019 and 2018:

	As of December 31,
(in thousands)	2019	2018

Equity securities
Common/collective trust funds	$237,015	$168,547
Fixed income
Common/collective trust funds	181,176	166,079
Real estate fund	—	24,798
Cash equivalents	2,508	2,467
Fair value of plan assets	$420,699	$361,891

Our investments are valued using net asset value as a practical expedient as allowed under U.S. GAAP and therefore are not valued using the fair value hierarchy.

Equity securities-common/collective trust funds and fixed income-common/collective trust funds are comprised of shares or units in commingled funds that are not publicly traded. The underlying assets in these funds (equity securities and fixed income securities) are publicly traded on exchanges and price quotes for the assets held by these funds are readily available. Common/collective trust funds are typically valued at their net asset values that are calculated by the investment manager or sponsor of the fund and have daily or monthly liquidity.

Real estate fund pertained to an investment in a real estate fund which invested in limited partnerships, limited liability corporations, real estate investment trusts, other funds and insurance company group annuity contracts. The valuations for these holdings were based on property appraisals using cash flow analysis and market transactions. The fund provided for quarterly redemptions with 110 days written notice.

16. Segment Information
We determine our business segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our 60 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 13 CW affiliates - five on full power stations and eight on multicast; two MyNetwork TV affiliates; two independent stations and nine additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.

Our National Media segment includes our collection of national brands. Our national media brands include Katz, Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Segment operating revenues:
Local Media	$1,022,805	$917,480	$778,376
National Media	323,674	235,107	61,942
Other	4,920	4,775	5,455
Total operating revenues	$1,351,399	$1,157,362	$845,773
Segment profit (loss):
Local Media	$217,885	$251,119	$156,890
National Media	43,166	29,168	(6,656)
Other	(3,957)	(3,680)	(2,361)
Shared services and corporate	(57,409)	(53,123)	(50,506)
Acquisition and related integration costs	(26,304)	(4,124)	—
Restructuring costs	(3,370)	(8,911)	(4,422)
Depreciation and amortization of intangible assets	(84,344)	(60,711)	(52,906)
Impairment of goodwill and intangible assets	—	—	(35,732)
Gains (losses), net on disposal of property and equipment	1,692	(1,255)	(169)
Interest expense	(80,596)	(36,184)	(26,552)
Defined benefit pension plan expense	(6,953)	(19,752)	(14,112)
Miscellaneous, net	1,194	123	7,436
Income (loss) from continuing operations before income taxes	$1,004	$92,670	$(29,090)
Depreciation:
Local Media	$34,086	$30,467	$31,870
National Media	4,302	2,336	88
Other	148	150	208
Shared services and corporate	1,462	1,432	1,883
Total depreciation	$39,998	$34,385	$34,049
Amortization of intangible assets:
Local Media	$26,283	$14,821	$15,084
National Media	16,710	10,152	2,419
Shared services and corporate	1,353	1,353	1,354
Total amortization of intangible assets	$44,346	$26,326	$18,857

A disaggregation of the principal activities from which we generate revenue is as follows:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Operating revenues:
Core advertising	$861,386	$686,229	$548,457
Political	23,263	139,600	8,651
Retransmission and carriage	390,043	304,402	259,712
Other	76,707	27,131	28,953
Total operating revenues	$1,351,399	$1,157,362	$845,773

The following table presents additions to property and equipment by segment:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Additions to property and equipment:
Local Media	$46,855	$37,773	$16,946
National Media	11,963	9,004	289
Other	529	—	—
Shared services and corporate	1,878	723	367
Total additions to property and equipment	$61,225	$47,500	$17,602

Total assets by segment for the years ended December 31 were as follows:

	As of December 31,
(in thousands)	2019	2018	2017

Assets:
Local Media	$2,694,667	$1,261,526	$1,273,735
National Media	680,764	655,718	459,694
Other	3,503	865	2,128
Shared services and corporate	81,657	129,969	189,433
Total assets of continuing operations	3,460,591	2,048,078	1,924,990
Discontinued operations	101,266	82,269	204,789
Total assets	$3,561,857	$2,130,347	$2,129,779

17. Commitments and Contingencies

In the ordinary course of business, we enter into contractual commitments for network affiliation agreements, the acquisition of programming and for other purchase and service agreements. Minimum payments on such contractual commitments at December 31, 2019 were: $597.0 million in 2020, $548.8 million in 2021, $281.3 million in 2022, $55.2 million in 2023, $33.4 million in 2024, and $0.2 million in later years. We expect these contracts will be replaced with similar contracts upon their expiration.

We are involved in litigation arising in the ordinary course of business, such as defamation actions and governmental proceedings primarily relating to renewal of broadcast licenses, none of which is expected to result in material loss.

18. Capital Stock and Share-Based Compensation Plans
Capital Stock — We have two classes of common shares, Common Voting shares and Class A Common shares. The Class A Common shares are only entitled to vote on the election of the greater of three or one-third of the directors and other matters as required by Ohio law.
Share Repurchase Plan — Shares may be repurchased from time to time at management's discretion. In November 2016, our Board of Directors authorized a share repurchase program of up to $100 million of our Class A Common shares. This authorization expires on March 1, 2020. Shares can be repurchased under the authorization via open market purchases or privately negotiated transactions, including accelerated stock repurchase transactions, block trades, or pursuant to trades intending to comply with Rule 10b5-1 of the Securities Exchange Act of 1934.
As part of the share repurchase plan, the Company entered into an Accelerated Share Repurchase ("ASR") agreement with JP Morgan to repurchase $25 million of the Company's common stock. Under the ASR agreement, the Company paid $25 million to JP Morgan and received an initial delivery of 1.3 million shares in the third quarter of 2018, which represented 80% of the total shares the Company expected to receive based on the market price at the time of the initial delivery. The transaction was accounted for as an equity transaction. The par value of shares received was recorded as a reduction to common stock with the remainder recorded as a reduction to additional paid-in capital or retained earnings. Upon initial receipt of the shares, there was an immediate reduction in the weighted average common shares calculation for basic and diluted earnings per share. Upon final settlement of the ASR agreement in February 2019, the Company received additional deliveries totaling 147,164 shares of its common stock based on a weighted average cost per share of $16.70 over the term of the ASR agreement.
As of December 31, 2019, we repurchased $0.6 million of shares at prices ranging from $15.54 to $18.72 per share. Excluding the shares repurchased under the ASR, during 2018 we repurchased $7.3 million of shares at prices ranging from $13.29 to $17.86 per share. As of December 31, 2019, $49.7 million was outstanding under this authorization.
In February 2020, our Board of Directors authorized a new share repurchase program of up to $100 million of our Class A Common shares through March 1, 2022.
Incentive Plans — The Company has a long-term incentive plan (the “Plan”) that permits the granting of incentive and nonqualified stock options, stock appreciation rights, restricted stock units (RSUs), restricted and unrestricted Class A Common shares and performance units to key employees and non-employee directors.
We satisfy stock option exercises and vested stock awards with newly issued shares. As of December 31, 2019, approximately 5.1 million shares were available for future stock compensation awards.
Stock Options — Stock options grant the recipient the right to purchase Class A Common shares at not less than 100% of the fair market value on the date the option is granted. We have not issued any new stock options since 2008.

The following table summarizes our stock option activity:

	Number of Shares	Weighted- Average Exercise Price	Range of Exercise Prices

Outstanding at December 31, 2016	486,914	$6.81	$ 6-9
Exercised	(235,407)	6.20	6-8
Outstanding at December 31, 2017	251,507	7.38	6-9
Exercised	(251,507)	7.38	6-9
Outstanding at December 31, 2018	—

The following table summarizes additional information about exercises of stock options:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Cash received upon exercise	$—	$1,857	$1,461
Intrinsic value (market value on date of exercise less exercise price)	—	1,266	3,919
Tax benefits realized	—	315	1,497

Restricted Stock Units — Awards of restricted stock units (RSUs) generally require no payment by the employee. RSUs are converted into an equal number of Class A Common shares when vested. These awards generally vest over a three or four year period, conditioned upon the individual’s continued employment through that period. Awards vest immediately upon the retirement, death or disability of the employee or upon a change in control of Scripps or in the business in which the individual is employed. Unvested awards may be forfeited if employment is terminated for other reasons. Awards are nontransferable during the vesting period, but the awards are entitled to all the rights of an outstanding share, including receiving stock dividend equivalents. There are no post-vesting restrictions on awards granted to employees and non-employee directors.

Long-term incentive compensation includes performance share awards. Performance share awards represent the right to receive an award of RSUs if certain performance measures are met. Each award specifies a target number of shares to be issued and the specific performance criteria that must be met. The number of shares that an employee receives may be less or more than the target number of shares depending on the extent to which the specified performance measures are met or exceeded.

The following table summarizes our RSU activity:

		Fair Value
	Number of Shares	Weighted Average	Range of Prices

Unvested at December 31, 2016	1,425,177	$17.05	$ 12-24
Awarded	653,522	22.51	17-24
Vested	(581,920)	20.78	14-24
Forfeited	(308,856)	17.20	14-24
Unvested at December 31, 2017	1,187,923	19.99	14-24
Awarded	816,771	13.28	11-17
Vested	(771,904)	14.16	11-18
Forfeited	(57,348)	16.68	13-23
Unvested at December 31, 2018	1,175,442	15.86	11-24
Awarded	758,557	22.12	13-23
Vested	(536,064)	21.67	12-23
Forfeited	(39,497)	17.89	13-24
Unvested at December 31, 2019	1,358,438	18.68	11-24
The following table summarizes additional information about RSU vesting:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Fair value of RSUs vested	$11,618	$10,930	$12,090
Tax benefits realized on vesting	2,969	1,758	4,630

Share-based Compensation Costs

Share-based compensation costs were as follows:

	For the years ended December 31,
(in thousands)	2019	2018	2017

Total share-based compensation	$13,308	$11,008	$12,960
Included in discontinued operations	(215)	(468)	(646)
Included in continuing operations	$13,093	$10,540	$12,314
Share-based compensation, net of tax	$9,747	$7,919	$7,605
As of December 31, 2019, $13.4 million of total unrecognized compensation costs related to RSUs and performance shares is expected to be recognized over a weighted-average period of 1.5 years.

19. Accumulated Other Comprehensive Income (Loss)

Changes in the accumulated other comprehensive income (loss) ("AOCI") balance by component consisted of the following for the respective years:

(in thousands)	Defined Benefit Pension Items	Other	Total

As of December 31, 2017	$(102,955)	$33	$(102,922)
Other comprehensive income (loss) before reclassifications, net of tax of $(1,803) and $(22)	(5,351)	(65)	(5,416)
Amounts reclassified from AOCI, net of tax of $4,360	12,941	—	12,941
Net current-period other comprehensive income (loss)	7,590	(65)	7,525
As of December 31, 2018	(95,365)	(32)	(95,397)
Other comprehensive income (loss) before reclassifications, net of tax of $(1,874) and $(77)	(5,461)	(223)	(5,684)
Amounts reclassified from AOCI, net of tax of $718	2,092	—	2,092
Net current-period other comprehensive income (loss)	(3,369)	(223)	(3,592)
As of December 31, 2019	$(98,734)	$(255)	$(98,989)

Amounts reclassified to net earnings for defined benefit pension items relate to the amortization of actuarial gains (losses) and settlement charges. These amounts are included within the defined benefit pension plan expense caption on our Consolidated Statements of Operations. See Note 15. Employee Benefit Plans for additional information.

20. Summarized Quarterly Financial Information (Unaudited)
Summarized quarterly financial information is as follows:

2019	1st	2nd	3rd	4th
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Total

Operating revenues	$277,059	$320,428	$330,857	$423,055	$1,351,399
Costs and expenses	(254,305)	(272,351)	(303,652)	(351,080)	(1,181,388)
Depreciation and amortization of intangible assets	(17,006)	(19,532)	(21,661)	(26,145)	(84,344)
Gains (losses), net on disposal of property and equipment	(173)	(144)	11	1,998	1,692
Interest expense	(8,916)	(18,023)	(26,537)	(27,120)	(80,596)
Defined benefit pension plan expense	(1,572)	(1,564)	(2,071)	(1,746)	(6,953)
Miscellaneous, net	(800)	369	2,042	(417)	1,194
Income (loss) from continuing operations before income taxes	(5,713)	9,183	(21,011)	18,545	1,004
Provision (benefit) for income taxes	(2,393)	3,385	(3,677)	5,602	2,917
Income (loss) from continuing operations, net of tax	(3,320)	5,798	(17,334)	12,943	(1,913)
Loss from discontinued operations, net of tax	(3,494)	(6,164)	(4,429)	(2,378)	(16,465)
Net income (loss)	(6,814)	(366)	(21,763)	10,565	(18,378)
Income (loss) attributable to noncontrolling interest	—	—	166	(166)	—
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(6,814)	$(366)	$(21,929)	$10,731	$(18,378)
Net income (loss) from continuing operations per basic share of common stock	$(0.04)	$0.07	$(0.22)	$0.16	$(0.02)
Loss from discontinued operations per basic share of common stock	$(0.04)	$(0.07)	$(0.05)	$(0.03)	$(0.20)
Net income (loss) from continuing operations per diluted share of common stock	$(0.04)	$0.07	$(0.22)	$0.16	$(0.02)
Loss from discontinued operations per diluted share of common stock	$(0.04)	$(0.07)	$(0.05)	$(0.03)	$(0.20)
Weighted average shares outstanding:
Basic	80,673	80,822	80,877	80,927	80,826
Diluted	80,673	81,196	80,877	81,322	80,826
Cash dividends per share of common stock	$0.05	$0.05	$0.05	$0.05	$0.20
The sum of the quarterly net income (loss) per share amounts may not equal the reported annual amount because each amount is computed independently based upon the weighted-average number of shares outstanding for the period.

2018	1st	2nd	3rd	4th
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Total

Operating revenues	$243,206	$273,425	$289,334	$351,397	$1,157,362
Costs and expenses	(225,407)	(231,594)	(228,632)	(261,280)	(946,913)
Depreciation and amortization of intangible assets	(14,547)	(14,494)	(14,840)	(16,830)	(60,711)
Gains (losses), net on disposal of property and equipment	(717)	66	501	(1,105)	(1,255)
Interest expense	(8,759)	(9,279)	(9,003)	(9,143)	(36,184)
Defined benefit pension plan expense	(1,388)	(1,389)	(3,529)	(13,446)	(19,752)
Miscellaneous, net	138	(156)	(546)	687	123
Income (loss) from continuing operations before income taxes	(7,474)	16,579	33,285	50,280	92,670
Provision (benefit) for income taxes	(1,210)	4,219	8,695	11,077	22,781
Income (loss) from continuing operations, net of tax	(6,264)	12,360	24,590	39,203	69,889
Loss from discontinued operations, net of tax	(20,817)	(6,640)	(5,459)	(17,224)	(50,140)
Net income (loss)	(27,081)	5,720	19,131	21,979	19,749
Loss attributable to noncontrolling interest	(632)	—	—	—	(632)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(26,449)	$5,720	$19,131	$21,979	$20,381
Net income (loss) from continuing operations per basic share of common stock	$(0.07)	$0.15	$0.30	$0.48	$0.85
Loss from discontinued operations per basic share of common stock	$(0.26)	$(0.08)	$(0.07)	$(0.21)	$(0.61)
Net income (loss) from continuing operations per diluted share of common stock	$(0.07)	$0.15	$0.29	$0.47	$0.85
Loss from discontinued operations per diluted share of common stock	$(0.26)	$(0.08)	$(0.07)	$(0.21)	$(0.60)
Weighted average shares outstanding:
Basic	81,554	81,824	81,452	80,669	81,369
Diluted	81,554	81,852	82,084	81,348	81,927
Cash dividends per share of common stock	$0.05	$0.05	$0.05	$0.05	$0.20
The sum of the quarterly net income (loss) per share amounts may not equal the reported annual amount because each amount is computed independently based upon the weighted-average number of shares outstanding for the period.

21. Assets Held for Sale and Discontinued Operations
Stitcher
During the second quarter of 2020, our Board of Directors approved the sale of our Stitcher podcasting business. On July 10, 2020, we signed a definitive agreement to sell the business for $325 million, with $265 million of cash upfront; earnout of up to $30 million based on 2020 financial results and paid in 2021; and earnout of up to $30 million based on 2021 financial results and paid in 2022. The transaction is expected to close in the fourth quarter of 2020 upon satisfaction of normal and customary closing conditions and regulatory approval.
We have classified Stitcher as held for sale in our consolidated balance sheet and reported its results as discontinued operations in our condensed statements of operations for all periods presented.
Radio Divestiture
In the fourth quarter of 2017, we began the process to divest our radio business. Our radio business consisted of 34 radio stations in eight markets. We closed on the sale of our Tulsa radio stations on October 1, 2018, closed on the sales of our Milwaukee, Knoxville, Omaha, Springfield and Wichita radio stations on November 1, 2018 and closed on the sales of our Boise and Tucson radio stations on December 12, 2018. We have reported its results as discontinued operations for the years ended 2017 and 2018.

Operating results of our Stitcher and radio operations included in discontinued operations were as follows:

	2019	2018			2017
(in thousands)	Stitcher	Stitcher	Radio	Total	Stitcher	Radio	Total

Operating revenues	$72,545	$51,063	$49,243	$100,306	$31,199	$68,630	$99,829
Total costs and expenses	(91,725)	(66,311)	(42,694)	(109,005)	(33,803)	(57,061)	(90,864)
Depreciation and amortization of intangible assets	(2,642)	(3,276)	—	(3,276)	(3,437)	(2,910)	(6,347)
Impairment of goodwill and intangible assets	—	—	(25,900)	(25,900)	—	(8,000)	(8,000)
Other, net	(57)	29	(179)	(150)	3,055	(258)	2,797
Income (loss) from operations of discontinued operations	(21,879)	(18,495)	(19,530)	(38,025)	(2,986)	401	(2,585)
Pretax loss on disposal of discontinued operations	—	—	(18,558)	(18,558)	—	—	—
Income (loss) from discontinued operations before income taxes	(21,879)	(18,495)	(38,088)	(56,583)	(2,986)	401	(2,585)
Income tax benefit (provision)	5,414	4,683	1,760	6,443	1,142	(2,996)	(1,854)
Loss from discontinued operations, net of tax	$(16,465)	$(13,812)	$(36,328)	$(50,140)	$(1,844)	$(2,595)	$(4,439)

Results of discontinued operations in 2018 and 2017 included $25.9 million and $8.0 million, respectively, of non-cash impairment charges to write-down the goodwill of our radio business to fair value. The income tax provision for discontinued operations was impacted by non-deductible charges of $30.9 million in 2018 and $8.0 million in 2017.

We also entered into separate Local Marketing Agreements (“LMA”) with the acquirer of the Tulsa radio stations and the acquirer of the Wichita, Springfield, Omaha, and Knoxville radio stations. Under the terms of these agreements, the acquiring entities paid us a monthly LMA fee and also reimbursed us for certain station expenses, as defined in the agreements, in exchange for the right to program and sell advertising from the stations' inventory of broadcast time. The LMA with the acquirer of the Tulsa radio stations was effective from July 30, 2018 until the closing of the transaction. The other LMA was effective from September 1, 2018 until closing of the transactions. Discontinued operating revenues included LMA fees totaling $2.5 million for the year ended December 31, 2018.

The following table presents a summary of the Stitcher assets held for sale included in our consolidated balance sheets.

(in thousands)	As of December 31, 2019	As of December 31, 2018

Assets:
Total current assets	$34,793	$23,792
Investments	178	—
Property and equipment	5,526	6,426
Goodwill and intangible assets	48,292	50,223
Operating lease right-of-use assets	10,448	—
Other assets	2,029	1,828
Total assets included in the disposal group	101,266	82,269
Liabilities:
Total current liabilities	10,175	9,447
Other liabilities	12,552	1,344
Total liabilities included in the disposal group	22,727	10,791
Net assets included in the disposal group	$78,539	$71,478